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                                                                Exhibit 2.1


                                                                EXECUTED COPY



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                              INVESTMENT AGREEMENT

                                  BY AND AMONG

                     JOSEPH LITTLEJOHN & LEVY FUND III L.P.

                     CIBC WG ARGOSY MERCHANT FUND 2, L.L.C.

                       CO-INVESTMENT MERCHANT FUND 3, LLC

                      CONSORCIO G GRUPO DINA, S.A. de C.V.

                            DATED AS OF JUNE 11, 1999



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         INVESTMENT AGREEMENT, dated as of June 11, 1999 (the "Agreement"), by and among JOSEPH LITTLEJOHN & LEVY FUND III L.P., a Delaware limited partnership ("JLL"), CIBC WG ARGOSY MERCHANT FUND 2, L.L.C. ("CIBC Argosy"), CO-INVESTMENT MERCHANT FUND 3, LLC ("CMF" and, together with JLL and CIBC Argosy, the "Investors"), and CONSORCIO G GRUPO DINA, S.A. de C.V., a corporation organized under the laws of the United Mexican States ("Dina").


                                   BACKGROUND

              1. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), Dina shall cause its wholly owned subsidiary, MCII Holdings (USA), Inc., a Delaware corporation (the "Company"), to issue and sell, and the Investors will purchase, (i) 610,000 shares (the "Shares") of Common Stock (as hereinafter defined), which Shares shall equal 61% of the shares of Common Stock outstanding on the Closing Date (as hereinafter defined), and warrants (the "Warrants") to purchase up to 10% of the Common Stock, on a fully diluted basis, for an aggregate purchase price of $125 million and (ii) a Senior Note due 2011 of the Company (the "Company Senior Note"), in the principal amount of $50 million, for a purchase price of $50 million. The terms of the Company Senior Note and the Warrants are set forth on EXHIBITS A and B hereto. Such issuance, sale and purchase are referred to herein as the "Investment."

              2. At the Closing, Transportation Manufacturing Operations, Inc., a Delaware corporation and an indirect wholly owned subsidiary of the Company ("TMO"), will enter into a credit agreement (the "Credit Agreement") with Canadian Imperial Bank of Commerce, as agent ("CIBC"), and a syndicate of lenders providing for a $383 million senior credit facility.

              3. At the Closing, TMO shall issue and sell $200 million of subordinated indebtedness pursuant to a private placement (the "Private Placement" and, together with the transactions contemplated by the Credit Agreement, the "Financing").

              4. Dina shall cause the Company to use the proceeds of the Financing to repay the Increasing Rate Notes (as hereinafter defined), the First Chicago Facility (as hereinafter defined), the Prudential Senior Notes (as hereinafter defined) and the Autobuses Credit Facility (as hereinafter defined).

              5. Immediately prior to the Closing, Dina shall acquire all of the outstanding capital stock of each of the Transferred Subsidiaries (as hereinafter defined).

              6. Prior to the Closing, Dina shall take and shall cause the Company to take all actions necessary to effect the Charter Amendment (as hereinafter defined), which shall, among other, things provide for the recapitalization of the Company's 1,000 then outstanding shares of Common Stock into 2,500,000 shares of Common Stock.


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              7.     At the Closing, Dina shall cause the Company to repurchase from Dina a number of shares of Common Stock, such that Dina shall own 39% of the Common Stock outstanding on the Closing Date, after giving effect to the Investment, in exchange for (a) an amount in cash equal to the sum of (x) $690 million and (y) 100% of all Excess Cash (as hereinafter defined) up to a maximum of $5 million and (z) 50% of all Excess Cash above $5 million less the sum of
(i) the total amount expended to repay in full the Increasing Rate Notes, the First Chicago Facility and the Prudential Senior Notes, (ii) 50% of the total amount expended to repay in full the Autobuses Credit Facility; PROVIDED, HOWEVER, if the amount required to repay such facility is in excess of $16 million, the amount included pursuant to this clause (ii) shall be the total amount required to repay such facility less $8 million, (iii) the total amount required to repay in full all other then outstanding indebtedness of the Company or the Company's Subsidiaries, other than (1) trade payables and (2) up to $1,050,000 to repay the current outstanding indebtedness payable to Cananwill, Inc., (iv) the amount of the Cash Shortfall (as hereinafter defined), if any, and (v) all fees and expenses paid or payable by the Company in connection with the Transactions (as hereinafter defined) (such amount shall be hereinafter referred to as the "Cash Repurchase Amount"), (b) the indebtedness referred to in Section 3.5(b) and (c) the Dina Notes (as hereinafter defined).

              8. Dina shall use the proceeds of the Repurchase (as hereinafter defined) to (i) repurchase and retire all of the outstanding 2002 Discount Notes (as hereinafter defined) pursuant to the terms of the 2002 Discount Notes Tender Offer (as hereinafter defined) and (ii) repurchase and retire all of the outstanding Senior Secured Notes (as hereinafter defined) pursuant to the terms of the Senior Secured Notes Tender Offer (as hereinafter defined).

              9. Upon consummation of the Investment, the Investors will own 61% of the outstanding Common Stock and Dina will own 39% of the outstanding Common Stock, in each case, without giving effect to the adoption of the Stock Option Plan (as hereinafter defined) or the issuance of the Warrants. At the Closing, Dina shall cause the Company to, and the Investors, Dina and certain other stockholders will, enter into the Stockholders= Agreement (as hereinafter defined) pursuant to which such parties will agree as to certain matters relating to the corporate governance of the Company, and the certificate of incorporation of the Company will be amended to include, among other things, certain provisions relating to the conduct of the business and affairs of the Company.

              10. At the Closing, Dina shall cause the Company to become a party to this Agreement and be bound by all of the Company's obligations hereunder.

              11. Promptly following the Closing, the Company will take all actions necessary to adopt a management stock option plan (the "Stock Option Plan"), in form and substance to be approved by JLL, pursuant to which certain senior executive officers of the Company and/or the Company Subsidiaries (as hereinafter defined) would be granted options to purchase an aggregate of 20% of the outstanding Common Stock on a fully diluted basis.

              12. The Board of Directors of Dina has determined that the Investment, the Financing, the Refinancing (as hereinafter defined), the Subsidiary Sale (as

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hereinafter defined), the Repurchase, the Contribution (as hereinafter defined), the Dina Refinancing (as hereinafter defined), the Charter Amendment and the other transactions and transfers contemplated hereby or by any of the exhibits hereto (collectively, the "Transactions") are in the best interests of Dina, the Company and their respective stockholders and has approved and adopted this Agreement and the Transactions.

                                      TERMS

              In consideration of the foregoing and the respective representations, warranties, covenants and agreements of the parties set forth in this Agreement, and intending to be legally bound, the parties hereto agree as follows:


ARTICLE 1

                               CERTAIN DEFINITIONS

              1.1 CERTAIN DEFINITIONS.

              "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act (as hereinafter defined).

              "Agreement" has the meaning set forth in the Preamble.

              "Amended and Restated Certificate of Incorporation" has the meaning set forth in Section 3.8.

              "Ancillary Agreements" means the Stockholders= Agreement, the Stock Option Plan, the Credit Agreement and the Indenture (as hereinafter defined).

              "Associate" has the meaning set forth in Rule 12b-2 under the Exchange Act.

              "Audit" means any audit, assessment of Taxes (as hereinafter defined), examination or other proceeding by the Internal Revenue Service or any other Governmental Entity (as hereinafter defined) responsible for the administration of any Taxes, proceeding or appeal of such proceeding relating to Taxes.

              "Autobuses" has the meaning set forth in Section 3.3.

              "Autobuses Credit Facility" has the meaning set forth in
Section 3.2.

              "Autopartes" has the meaning set forth in Section 3.3.

              "Board" means the Board of Directors of the Company.

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              "Business" shall mean the ownership or management of, or
investment in, any business or Person engaged in (a) the designing, manufacturing, assembling or marketing of coaches of monocoque or unitized construction configuration or (b) the distribution of replacement parts to the intercity coach and transit bus markets.

              "Business Day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

              "Carrocera" has the meaning set forth in Section 3.3.

              "Cash Repurchase Amount" has the meaning set forth in the "Background" section.

              "Cash Shortfall" means $40 million, less cash and cash equivalents of the Company and its Subsidiaries at 11:59 p.m. on the day next preceding the Closing Date, (less all then outstanding bank drafts); PROVIDED, that if such amount is a negative number, Cash Shortfall shall be zero.

              "Charter Amendment" has the meaning set forth in Section 3.8.

              "CIBC" has the meaning set forth in the "Background" section.

              "CIBC Argosy" has the meaning set forth in the Preamble.

              "Claims" has the meaning set forth in Section 10.4.

              "Cleanup" means all actions required to: (a) cleanup, remove, treat or remediate Hazardous Materials (as hereinafter defined) in the indoor or outdoor environment; (b) prevent the Release (as hereinafter defined) or threatened Release of Hazardous Materials; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; and/or (d) respond to any requests by Governmental Entities for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

              "Closing" has the meaning set forth in the Section 2.3.

              "Closing Date" has the meaning set forth in Section 2.3.

              "CMF" has the meaning set forth in the Preamble.

              "Code" means the Internal Revenue Code of 1986, as amended.

              "Common Stock" has the meaning set forth in Section 2.1.

              "Company" has the meaning set forth in the "Background" section.

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              "Company Contracts" has the meaning set forth in Section
4.11(a).

              "Company Senior Note" has the meaning set forth in the "Background" section.

              "Company Subsidiaries" has the meaning set forth in Section
4.1(a).

              "Confidentiality Agreement" has the meaning set forth in

Section 6.4.

              "Consents" has the meaning set forth in Section 4.5(b).

              "Contribution" has the meaning set forth in Section 3.4.

              "Credit Agreement" has the meaning set forth in the "Background" section.

                  "Damages" has the meaning set forth in Section 10.2.

              "Date Data" has the meaning set forth in Section 4.20(c).

              "Date-Sensitive System" has the meaning set forth in Section 4.20(c).

              "De Minimis Claim" has the meaning set forth in Section 10.3.

              "DGCL" has the meaning set forth in Section 4.4.

              "Dina" has the meaning set forth in the Preamble.

              "Dina Notes" has the meaning set forth in Section 3.3.

              "Dina Refinancing" has the meaning set forth in Section 3.6.

              "Dina Subsidiaries" has the meaning set forth in Section 4.12.

              "Disclosure Schedule" has the meaning set forth in Section
4.1(a).

              "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any person alleging potential liability (including such liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or administrative, civil, or criminal penalties) arising out of, based on or resulting from (a) the presence, or Release or threat of Release into the indoor or outdoor environment, of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any Company Subsidiary or (b) circumstances forming the basis of any violation or alleged violation of, or any other liability under, any Environmental Law (as hereinafter defined).

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              "Environmental Laws" means all federal, state, local and
foreign laws, statutes, ordinances, rules, regulations, orders, judgments and decrees relating to (a) pollution or protection of human health, safety or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata), (b) the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials, (c) record keeping, notification, disclosure or reporting requirements respecting Hazardous Materials and (d) endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

              "ERISA" has the meaning set forth in Section 4.10(a).

              "ERISA Affiliate" has the meaning set forth in Section
4.10(a).

              "ERISA Plan" and "ERISA Plans" have the respective meanings set forth in Section 4.10(a).

              "Excess Cash" means, as of 11:59 p.m. on the date next preceding the Closing Date, the amount of all cash and cash equivalents held by the Company and its Subsidiaries (less all then outstanding bank drafts), less $45 million; provided, that if such amount is a negative number, Excess Cash shall be zero.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              "Expenses" means all reasonable out-of-pocket expenses
(including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates and all commitment and other fees to financial institutions) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, delivery and performance of this Agreement, and all other matters related to the consummation of the transactions contemplated hereby.

              "Financial Statements" has the meaning set forth in Section
4.7(a).

              "Financing" has the meaning set forth in the "Background" section.

              "First Chicago Facility" has the meaning set forth in Section
3.2.

              "Foreign Plans" has the meaning set forth in Section 4.10.

              "Forgiveness" has the meaning set forth in Section 3.5.

              "GAAP" means United States generally accepted accounting principles.

              "Gomez Flores Family" means Mr. Rafael Gomez Flores and each of his siblings.

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              "Governmental Entity" means any nation or government, any
state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision or territory thereof, or any nation; or any court, or legally constituted tribunal or arbitrator.

              "Hazardous Materials" means all substances defined as hazardous substances, oils, pollutants or contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5; all substances defined as hazardous waste or hazardous materials in Mexico's Framework Law of Ecological Balance and Environmental Protection, published on February 26, 1988; and any other substance or waste, pollutant, contaminant, chemical or material regulated under any Environmental Law.

              "Holdback Amount" shall have the meaning set forth in Section
3.5.

              "HSR Act" has the meaning set forth in Section 4.5(b).

              "Increasing Rate Notes" has the meaning set forth in Section
3.2.

              "Indenture" means the Indenture of TMO relating to the notes issued in the Private Placement.

              "Intellectual Property" has the meaning set forth in Section
4.19.

              "Intercompany Agreement" has the meaning set forth in Section
7.4.

              "Investment" has the meaning set forth in the "Background" section.

              "Investment Consideration" has the meaning set forth in
Section 2.2.

              "Investor Claims" has the meaning set forth in Section 10.2.

              "Investor Group" has the meaning set forth in Section 10.2.

              "Investor Group Tax Claims" has the meaning set forth in
Section 10.4.

              "Investor Representatives" has the meaning set forth in
Section 6.3.

              "Investors" has the meaning set forth in the "Background" section.

              "IRS" means the Internal Revenue Service of the United States.

              "JLL" has the meaning set forth in the Preamble.

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              "Labor Laws" has the meaning set forth in Section 4.17.

              "Laws" has the meaning set forth in Section 4.5(a).

              "Leased Realty" has the meaning set forth in Section 4.15(a).

              "Leases" has the meaning set forth in Section 4.15(c).

              "License Agreement" has the meaning set forth in Section 7.5.

              "Liens" means any and all liens, charges, security interests, encumbrances, mortgages, pledges, claims, options or restrictions of any kind whatsoever.

              "Litigation" has the meaning set forth in Section 4.9.

              "Material Adverse Effect" has the meaning set forth in Section 4.1(a).

              "Material Contracts" has the meaning set forth in Section
4.11(a).

              "MCII" has the meaning set forth in Section 3.4.

              "MCII Finance" has the meaning set forth in Section 8.2.

              "MCII Trucks" has the meaning set forth in Section 3.3.

              "MME" has the meaning set forth in Section 3.3.

              "1998 Balance Sheet" has the meaning set forth in Section
4.7(a).

              "Non-Voting Common Stock" has the meaning set forth in Section
2.1.

              "Owned Realty" has the meaning set forth in Section 4.15(a).

              "PBGC" has the meaning set forth in Section 4.10(c).

              "Permits" has the meaning set forth in Section 4.6(a).

              "Permitted Liens" means (a) mechanics', carriers', workmen's, repairmen's or other similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, (b) Liens for taxes, assessments and other governmental charges, which as to any thereof are not yet due and payable and (c) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances do not materially impair the use of the assets of, or the operation of the business of the Company and the Company Subsidiaries as presently conducted.

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              "Person" means an individual, corporation, partnership,
limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

              "Plan" and "Plans" have the respective meanings set forth in
Section 4.10(a).

              "Pre-Closing Periods" has the meaning set forth in Section
10.4.

              "Pre-Closing Straddle Period" has the meaning set forth in
Section 10.4.

              "Private Placement" has the meaning set forth in the "Background" section.

              "Promissory Note" has the meaning set forth in Section 10.6.

              "Prudential Senior Notes" has the meaning set forth in Section
3.2.

              "Real Property" has the meaning set forth in Section 4.14(c).

              "Refinancing" has the meaning set forth in Section 3.2.

              "Related Party Agreement" has the meaning set forth in Section
4.13.

              "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, surface water, groundwater, soil or property.

              "Repurchase" has the meaning set forth in Section 3.5.

              "SEC" has the meaning set forth in Section 4.23.

              "SEC Reports" has the meaning set forth in Section 4.23.

              "Securities Act" means the Securities Act of 1933, as amended.

              "Senior Secured Notes" has the meaning set forth in Section
3.6.

              "Senior Secured Notes Tender Offer" has the meaning set forth in Section 3.6.

              "Shares" has the meaning set forth in the "Background" section.

              "Stock Option Plan" has the meaning set forth in the "Background" Section.

              "Stockholders' Agreement" has the meaning set forth in Section
3.7.

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              "Straddle Period" has the meaning set forth in Section 10.4.

              "Subsequent SEC Reports" has the meaning set forth in Section
4.23.

              "Subsidiary" or "Subsidiaries" of any Person means any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other Person pursuant to any agreement, arrangement, contract or other commitment) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

              "Subsidiary Sale" has the meaning set forth in Section 3.3.

              "Tax Returns" means all federal, state, local and foreign tax returns, declarations, estimates, statements, reports, schedules, forms, and information returns and other documents (including any related supporting information) and any amended Tax Return required to be filed with respect to Taxes.

              "Taxes" means all federal, state, local and foreign taxes, assessments, charges, duties and fees or similar charges of any kind whatsoever (whether imposed directly or through withholding), including income, excise, property, sales, use (or any similar taxes), transfer, franchise, payroll, withholding, social security, as well as other contributions payable to Governmental Entities in Mexico as a consequence of employment, business license fees, or other taxes, including any interest, penalties and additions imposed with respect to such amounts.

              "Territory" shall mean the Western Hemisphere.

              "TMO" has the meaning set forth in the "Background" section.

              "Transactions" has the meaning set forth in the "Background" section.

              "Transferred Subsidiaries" has the meaning set forth in
Section 3.3.

              "2002 Discount Notes" has the meaning set forth in Section
3.6.

              "2002 Discount Notes Tender Offer" has the meaning set forth in Section 3.6.

              "Unaudited Financial Statements" has the meaning set forth in
Section 4.7(a).

              "Universal" has the meaning set forth in Section 3.3.

              "Universal Mexico" has the meaning set forth in Section 3.3.

              "Voting Common Stock" has the meaning set forth in Section
2.1.

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              "Warrants" has the meaning set forth in the "Background"
section.

              "Working Capital" has the meaning set forth in Section 6.3 of the DISCLOSURE SCHEDULE.

              "Year 2000 Compliant" has the meaning set forth in Section
4.20(c).


ARTICLE 2

                                 THE INVESTMENT

              2.1    INVESTMENT IN THE SHARES.

                     (1) Upon the terms and subject to the conditions of this Agreement, at the Closing, Dina shall cause the Company to issue, sell, convey, assign, transfer and deliver to (i) JLL the number of shares of voting common stock, par value $0.01 per share (the "Voting Common Stock"), the principal amount of the Company Senior Note and the number of Warrants set forth opposite JLL's name on SCHEDULE I hereto, (ii) CIBC Argosy, the number of shares of Voting Common Stock and Non-Voting Common Stock, the principal amount of the Company Senior Note and the number of Warrants set forth opposite CIBC Argosy's name on SCHEDULE I hereto and (iii) CMF, the number of shares of Voting Common Stock and Non-Voting Common Stock, the principal amount of the Company Senior Note and the number of Warrants set forth opposite CMF's name on SCHEDULE I hereto, and the Investors shall purchase, acquire and accept from the Company, all right, title and interest in and to such securities, free and clear of any and all Liens.

                     (2) Notwithstanding anything to the contrary contained herein, the maximum number of shares of Voting Common Stock issued to CIBC Argosy and CMF, in the aggregate, shall not exceed 4.99% of the Voting Common Stock then outstanding. In the event that the number of shares of Voting Common Stock issuable to CIBC Argosy and CMF exceeds 4.99%, Dina shall cause the Company to issue a share of its convertible non-voting common stock, par value $0.01 per share (the "Non-Voting Common Stock" and, together with the Voting Common Stock, the "Common Stock") for each share of Voting Common Stock over 4.99% otherwise issuable to CIBC Argosy and CMF.

              2.2 INVESTMENT CONSIDERATION. Upon the terms and subject to the conditions of this Agreement, in consideration of the aforesaid issuance, sale, conveyance, assignment, transfer and delivery of the Shares, the Company Senior Note and the Warrants, at the Closing, (a) JLL shall pay to the Company $150 million in cash, (b) CIBC Argosy shall pay to the Company $22.5 million in cash and (c) CMF shall pay to the Company $2.5 million in cash (collectively, the "Investment Consideration").

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              2.3    CLOSING. The closing of the transactions contemplated by
this Agreement (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, at 10:00 a.m., Eastern Standard Time, on a date to be specified by the parties (the "Closing Date"), which (subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Article VIII hereof) shall be no later than the second Business Day following satisfaction or, to the extent permitted by law, waiver of the conditions set forth in Section 8.1 hereof or at such other place, date and time as shall be agreed upon in writing by all of the parties hereto.

              2.4 DELIVERIES BY THE COMPANY. Prior to or at the Closing, Dina shall cause the Company to deliver or cause to be delivered the following:

                     (1) to the Investors, the Agreement duly executed by the Company;

                     (2) to the Investors, certificates representing the Shares, the Company Senior Note and the Warrants and any other documents that are necessary to transfer good and valid title to such securities to the Investors, free and clear of any and all Liens;

                     (3) to the Investors and Dina, resolutions of the Board and stockholders, as required by applicable law, approving the Charter Amendment, the Financing, the Refinancing, the Investment, and the execution by the Company of the Ancillary Agreements to which it is a party;

                     (4) to the Investors and Dina, duplicate originals of the Amended and Restated Certificate of Incorporation, each duly executed and suitable for filing;

                     (5) to the Investors and Dina, each of the Ancillary Agreements to which it is a party, duly executed by the Company;

                     (6) to the Investors, the legal opinions of counsel to Dina and the Company; and

                     (7) all other documents, certificates, instruments and writings required to be delivered by the Company at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

              2.5 DELIVERIES BY THE INVESTORS. Prior to or at the Closing, the Investors shall deliver or cause to be delivered the following:

                     (1) to the Company, (i) JLL shall deliver $150 million in cash, (ii) CIBC Argosy shall deliver $22.5 million in cash and (iii) CMF shall deliver $2.5 million in cash, in each case, by wire transfer of immediately available funds to a bank account designated in writing by the Company at least three Business Days prior to the Closing Date;

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                     (2)    to Dina and the Company, the Stockholders'
Agreement, duly executed by each Investor;

                     (3) to Dina and the Company, the certificates of a general partner or authorized signatory of each Investor referred to in Sections
8.3 (a) and 8.3 (b); and

                     (4) all other documents, certificates, instruments and writings required to be delivered by the Investors at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

              2.6 DELIVERIES BY DINA. Prior to or at the Closing, Dina shall deliver or cause to be delivered the following:

                     (1) to the Investors and the Company, the Stockholders' Agreement, duly executed by Dina;

                     (2) to the Investors, the certificates of the Chief Executive Officer of Dina referred to in Sections 8.2 (a) and 8.2 (b); and

                     (3) all other documents, certificates, instruments and writings required to be delivered by Dina at or prior to the Closing pursuant to this Agreement or otherwise in connection herewith.

              2.7 SIMULTANEOUS TRANSACTIONS. All of the Transactions are intended by the parties to be consummated simultaneously; and if any Transaction is not consummated as provided herein, the parties shall take all actions necessary to dissolve and invalidate all other Transactions as if none of the Transactions had been consummated.


ARTICLE 3

                              RELATED TRANSACTIONS

              3.1 FINANCING. At the Closing, TMO shall enter into the Credit Agreement with CIBC and/or other financial institutions and will consummate the Private Placement and shall receive the funds thereunder, which shall be used to fund, among other things, the Repurchase, the Refinancing and the payment of all Expenses relating to the Transactions.

              3.2 REFINANCING. At the Closing, TMO shall use the proceeds under the Credit Agreement and the funds received in the Private Placement together with the Investment Consideration to (a) repurchase and retire all of the Outstanding Senior Subordinated Increasing Notes due December 31, 1999 (the "Increasing Rate Notes") issued pursuant to the Note Purchase Agreement, dated as of April 19, 1999, between TMO, the subsidiaries of TMO named therein, and the purchasers named therein, (b) repay all of the outstanding principal and premium, if any, together with accrued interest and fees and all amounts related to outstanding letters of credit, under the Credit Agreement, dated as of September 30, 1996, by and among TMO, the lenders set forth therein and NBD Bank, as administrative agent, as amended prior to the date hereof (the "First Chicago Facility"), and shall take all actions necessary to terminate the First
Chicago Facility, (c) repurchase and retire all of the outstanding 9.02%
Senior Notes due November 15, 2002 (the "Prudential Senior Notes") issued pursuant to the Note Agreement, dated as of November 15, 1994, among TMO and the purchasers named therein, (d) repay all of the outstanding principal and premium, if any, together with accrued interest and fees, under the Credit Agreement, dated as of May 25, 1998, by and between Banco Nacionale de
Comercio Exterior, Sociedad Nacional de Credito and Autobuses, as amended
(the "Autobuses Credit Facility"), and shall take, or shall cause Autobuses to take, all actions necessary to terminate the Autobuses Credit Facility, and (e) except as set forth in Section 3.2(e) of the DISCLOSURE SCHEDULE, repay all of the outstanding principal and premium, if any, together with accrued interest and fees under all other indebtedness of the Company or any Company Subsidiary (collectively, the "Refinancing"); it being understood that notwithstanding the foregoing, only the greater of (i) 50% of the total amount expended to repay the Autobuses Credit Facility or (ii) in the event that the amount expended to repay the Autobuses Credit Facility exceeds $16 million, such amount less $8 million, shall be utilized for purposes of calculating the Cash Repurchase Amount.

              3.3 SUBSIDIARY SALE. Prior to the Closing, Dina or one of its Subsidiaries (other than the Company or any Company Subsidiary) shall acquire from (a) Dina Autobuses, S.A. de C.V., a subsidiary of the Company ("Autobuses"), (i) all of the outstanding capital stock of Autopartes Hidalguenses, S.A. de C.V. ("Autopartes") owned by Autobuses and (ii) all of the outstanding capital stock of Carroceria Sahagun, S.A. de C.V. ("Carrocera") owned by Autobuses, (b) MCII Trucks, Inc., a wholly owned subsidiary of the Company ("MCII Trucks"), all of the outstanding capital stock of Mexicana de Manufacturas Especiales, S.A. de C.V. ("MME") owned by MCII Trucks, and (c) Universal Coach Parts, Inc., an indirect wholly owned subsidiary of the Company ("Universal"), all of the outstanding capital stock of Universal Coach Parts Mexico, S.A. de C.V. ("Universal Mexico" and, together with Autopartes, Carrocera and MME, the "Transferred Subsidiaries") owned by Universal (collectively, the "Subsidiary Sale"), in each case, in exchange for the issuance by Dina of a promissory note in the amount set forth in Section 3.3 of the DISCLOSURE SCHEDULE (collectively, the "Dina Notes").

              3.4 CONTRIBUTION OF AUTOBUSES. Prior to the Closing, Dina shall take, and shall cause the Company to take, all actions necessary to contribute 99.99% of the capital stock of Autobuses to TMO and .01% of the capital stock of Autobuses to Motor Coach Industries International, Inc. ("MCII") so that Autobuses shall become a direct subsidiary of TMO (the "Contribution").

              3.5 REPURCHASE FROM DINA. At the Closing, Dina shall cause the Company to acquire from Dina 2,110,000 shares of its Common Stock, in exchange for (a) the Cash Repurchase Amount, (b) the indebtedness due the Company or any Company Subsidiary by Dina or any of its Subsidiaries to the extent set forth in
Section 3.5 of the DISCLOSURE SCHEDULE and (c) the Dina Notes (the "Repurchase"). The parties acknowledge and agree that $1.5 million of the Cash Repurchase Amount (the "Holdback Amount") shall be retained by the Company at

Closing and used to pay all fees and expenses payable by the Company in connection with the Transactions and not paid at or prior to the Closing. The Holdback Amount, less any fees and expenses paid therefrom, shall be delivered to Dina no later than 90 days following the Closing.

              3.6 DINA REFINANCING. Dina shall use the proceeds of the Repurchase to (a) repurchase and retire all of the outstanding Senior Secured Discount Notes due November 1, 2002 (the "2002 Discount Notes") issued pursuant to the Indenture, dated as of April 30, 1996, among Dina, the Company and IBJ Schroeder Bank & Trust Company, as Trustee, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated May 14, 1999, by Dina (the "2002 Discount Notes Tender Offer") or, in the case of 2002 Discount Notes not purchased in the 2002 Discount Notes Tender Offer, through a redemption of such notes, and (b) repurchase and retire all of the outstanding Senior Secured Guaranteed Notes due January 15, 2000 (the "Senior Secured Notes") issued pursuant to the Indenture, dated as of July 22, 1998, among Dina, Dina Trucks
(USA), L.L.C. and U.S. Bank Trust National Association, as Trustee, pursuant to the Offer to Purchase and Consent Solicitation, dated May 14, 1999, by Dina (the "Senior Secured Notes Tender Offer") or, in the case of Senior Secured Notes not purchased in the Senior Secured Notes Tender Offer, through a redemption of such notes (collectively, the "Dina Refinancing").

              3.7 STOCKHOLDERS' AGREEMENT. At the Closing, the Company, the Investors, Dina and certain other stockholders of the Company shall enter into a stockholders' agreement, substantially in the form attached hereto as EXHIBIT C (the "Stockholders' Agreement").

              3.8 CHARTER AMENDMENT. Prior to the Closing, Dina shall take and shall cause the Company to take all actions necessary to cause the Amended and Restated Certificate of Incorporation of the Company, substantially in the form attached hereto as EXHIBIT D (the "Amended and Restated Certificate of Incorporation"), to be filed with the Secretary of State of the State of Delaware (the "Charter Amendment").

              3.9 STOCK OPTION PLAN. Following the Closing, Dina shall cause the Company to take all corporate action (including any action of its Board and stockholders) required under applicable law to approve and adopt the Stock Option Plan substantially on the terms attached hereto as EXHIBIT E.


ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF DINA

              Dina hereby represents and warrants to the Investors that:

              4.1    ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

                     (1) The Company and each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership, lease or operation of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Material Adverse Effect. The term "Material Adverse Effect," as used in this Agreement, means any condition, event, circumstance, change or effect that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects of, the Company and the Company Subsidiaries, taken as a whole. Section 4.1(a) of the DISCLOSURE SCHEDULE attached hereto and made a part hereof (the
"Disclosure Schedule") sets forth a true, correct and complete listing of each current and former Subsidiary and current Affiliate of the Company. As used herein, the term "Company Subsidiaries" shall mean all Subsidiaries of the Company, as of the date hereof, other than the Transferred Subsidiaries. Except as set forth in Section 4.1(a) of the DISCLOSURE SCHEDULE, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or other equity interests in or of any Person.

                     (2) Dina is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted.

              4.2 CERTIFICATES OF INCORPORATION AND BY-LAWS; CORPORATE RECORDS. The Company has furnished to the Investors a true, correct and complete copy of the certificate or articles of incorporation and the by-laws or similar charter and organizational documents, in each case as amended or restated, of the Company and each Company Subsidiary. Dina has furnished to the Investors a true, correct and complete copy of its deed of incorporation and its by-laws or other similar charter and organizational documents, in each case as amended or restated. Neither Dina, the Company nor any Company Subsidiary is in violation of any provision of its certificate or articles of incorporation or by-laws, or similar charter or organizational documents. The Company has made available to the Investors for inspection the true, correct and complete minute books, stock record book and stock ledger of the Company and each Company Subsidiary.

              4.3    CAPITALIZATION; TITLE TO SHARES.

                     (1) Immediately prior to the filing of the Charter Amendment, the authorized capital stock of the Company consists of 1,000 shares of Common Stock of which 1,000 shares are issued and outstanding and held by Dina. No shares of Common Stock are held in the treasury of the Company. Each of the issued and outstanding shares of capital stock of the Company has been duly authorized and validly issued, and is fully paid and nonassessable, and free of preemptive rights. Upon payment by the Investors of the Investment Consideration and the issuance to the Investors of the Shares at the Closing, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

                     (2) Except as set forth in Section 4.3(b) of the DISCLOSURE SCHEDULE, Dina has good and valid title to all the Shares held by it, free and clear of any and all Liens.

                     (3) Section 4.3(c) of the DISCLOSURE SCHEDULE sets forth a true, correct and complete list for each Company Subsidiary; its jurisdiction of organization; its authorized, issued and outstanding capital stock or other equity interests; the percentage of such capital stock or other equity interests owned by the Company or any Company Subsidiary, and the identity of such owner; and the identity of the owners of such capital stock or other equity interests that are not owned by the Company or any Company Subsidiary. Each issued and outstanding share of capital stock or other equity interests of each Company Subsidiary has been duly authorized and validly issued, and is fully paid and nonassessable, and free of preemptive rights. Except as set forth in Section 4.3(c) of the DISCLOSURE SCHEDULE, all such shares of capital stock or other equity interests of each Company Subsidiary as are owned by the Company or any Company Subsidiary are owned free and clear of any and all Liens.

                     (4) Except pursuant to the Transactions or as set forth in Section 4.3(d) of the DISCLOSURE SCHEDULE: (i) there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which the Company or any Company Subsidiary is a party relating to the issued or unissued capital stock or other equity interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, issue or sell any shares of the capital stock or other equity interests of the Company or any Company Subsidiary; (ii) there are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to (A) repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or any Company Subsidiary, or (B) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of the Company, any Company Subsidiary or any other Person; (iii) neither the Company nor any Company Subsidiary, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any Person (other than a Company Subsidiary);
(iv) there are no agreements, arrangements, contracts or other commitments of any character (contingent or otherwise) pursuant to which any Person is or may become entitled to receive any payment based on the revenues, earnings or other performance measurements, or calculated in accordance therewith, of the Company or any Company Subsidiary; and (v) there are no voting trusts, proxies or other agreements or understandings to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound with respect to the voting of any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

              4.4    AUTHORITY.

                     (a) Each of Dina and the Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Dina of this

Agreement and each of the Ancillary Agreements to which it is a party, the performance by Dina of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Dina and no other action or corporate proceeding, other than the approval of its stockholders, on the part of Dina is necessary to authorize this Agreement or any of the Ancillary Agreements or to consummate the Transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Dina and each of the Ancillary Agreements will be duly executed and delivered by Dina to which it is a party. This Agreement constitutes, and each of the Ancillary Agreements to which Dina is a party, when duly executed and delivered by Dina, will constitute, the valid and binding obligation of each of Dina, enforceable against each of Dina and the Company to the extent it is a party thereto, in accordance with its terms, subject to approval by Dina's stockholders which will be obtained on June 15, 1999. Section 203 of the Delaware General Corporation Law (the "DGCL") is inapplicable to the Transactions, including the Investments.

                     (b) The execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which it is a party, the performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will be duly authorized by all necessary corporate action on the part of the Company, including, to the extent required, by its stockholders, and no other action or corporate proceeding on the part of the Company will be necessary to authorize this Agreement or any of the Ancillary Agreements or to consummate the Transactions contemplated hereby or thereby. This Agreement and each of the Ancillary Agreements to which it is a party will be duly executed and delivered by the Company. This Agreement and each of the Ancillary Agreements to which the Company is a party, when duly executed and delivered by the Company, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

              4.5    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                     (1) Except as set forth in Section 4.5(a) of the DISCLOSURE SCHEDULE, the execution and delivery by Dina of this Agreement and each of the Ancillary Agreements to which it is a party does not, and the performance by Dina of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the certificate or articles of incorporation or by-laws or similar charter or organizational documents, in each case as amended or restated, of Dina, (ii) conflict with or violate any material federal, state, local or foreign law (including NAFTA and all applicable Canadian and Mexican laws, rules and regulations), statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Dina, or by or to which its properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the assets or properties of Dina, the Company, or any Company Subsidiary under any Material Contract.

                     (2) Except as set forth in Section 4.5(b) of the DISCLOSURE SCHEDULE, the execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which it is a party, the performance by the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the certificate or articles of incorporation or by-laws or similar charter or organizational documents, in each case as amended or restated, of the Company or any Company Subsidiary, (ii) conflict with or violate any material Laws applicable to the Company, or any Company Subsidiary or by or to which any of their respective properties or assets is bound or subject or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the assets or properties of the Company, or any Company Subsidiary under any Material Contract.

                     (3) The execution and delivery by each of Dina and the Company of this Agreement and each of the Ancillary Agreements to which it is a party does not, and the performance by each of Dina and the Company of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, require the Company, any Company Subsidiary or Dina to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to ("Consent"), any Governmental Entity, or any third party, except for (i) applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and under any applicable foreign laws regulating competition, (ii) the filing and recording of the Amended and Restated Certificate of Incorporation, as required by the DGCL, and (iii) the Consents listed in Section 4.5(c) of the DISCLOSURE SCHEDULE.

              4.6    PERMITS; COMPLIANCE.

                     (1) Except as set forth in Section 4.6(a) of the DISCLOSURE SCHEDULE, the Company and each Company Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as now being conducted (other than those required under Environmental Laws, which are governed by Section 4.14 hereof) (collectively, the "Permits"), and there is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Dina or the Company, threatened regarding suspension or cancellation of any of the Permits. None of the Permits will lapse, terminate or expire as a result of the consummation of the transactions contemplated hereby.

                     (2) Except as set forth in Section 4.6(b) of the DISCLOSURE SCHEDULE, the Company, each Company Subsidiary and each Transferred Subsidiary is, and has been since August 4, 1994, in compliance in all material respects with (i) all Laws applicable to it or to which any of its properties or assets is bound or subject and (ii) the Permits. Since August 4, 1994, neither the Company nor any Company Subsidiary has received from any Governmental

Entity any written notification with respect to any possible conflict, default or violation of any Laws or any Permit.

                     (3) All coaches and other products manufactured or produced by the Company or the Company Subsidiaries meet all applicable requirements of Law.

              4.7    FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

                     (1) The Company has previously delivered to the Investors (i) the audited combined balance sheets of the Company and its consolidated subsidiaries for each year in the three-year period ended December 31, 1998 (the audited balance sheet for the year ended December 31, 1998 being hereinafter referred to as the "1998 Balance Sheet") and the audited combined statements of revenues, expenses and retained earnings and audited combined statements of cash flows of the Company and its consolidated subsidiaries for each such year (collectively, the "Financial Statements") and (ii) the unaudited combined balance sheets of the Company and its consolidated subsidiaries as of March 30, 1999 and the unaudited combined statements of revenues, expenses and retained earnings and unaudited combined statements of cash flows of the Company and its consolidated subsidiaries for the three-month period ended March 30, 1999 (collectively, the "Unaudited Financial Statements"). Each of the Financial Statements and the Unaudited Financial Statements (including any related notes thereto) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the respective dates and for the periods indicated therein.

                     (2) Neither the Company nor any Company Subsidiary has incurred any material liability or obligation (whether direct or indirect, fixed, contingent or otherwise) other than (i) such as have been reflected on the 1998 Balance Sheet, (ii) such as have been incurred in the ordinary course of business consistent with past practice since the date of the 1998 Balance Sheet or (iii) such as have been set forth in Section 4.7(b) of the DISCLOSURE SCHEDULE.

              4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 4.8 of the DISCLOSURE SCHEDULE since the date of the 1998 Balance Sheet (a) the Company and each Company Subsidiary has conducted its respective business only in the ordinary course consistent with past practice, (b) neither the Company nor any Company Subsidiary has engaged in or taken any action which would be prohibited by Section 6.2 if taken after the date hereof, and (c) there has not occurred, nor has there been any change or event which would have, or could reasonably be expected to have, a Material Adverse Effect.

              4.9 ABSENCE OF LITIGATION. Except as set forth in Section 4.9 of the DISCLOSURE SCHEDULE, (a) as of May 15, 1999, there was no claim, action, suit, proceeding or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Entity or by or on behalf of any third party ("Litigation") pending or, to the knowledge of Dina or the Company, threatened against the Company, any Company

Subsidiary or Dina or affecting any of their respective businesses, assets or rights, or which questions the validity of this Agreement or any action taken or to be taken by the Company or any Company Subsidiary, and, to the knowledge of Dina or the Company, there is no valid basis for such action, proceeding or investigation, and (b) none of the Company, any Company Subsidiary or Dina is a party or subject to or in default under any judgment, order or decree of any Governmental Entity. Dina shall cause the Company to update Section 4.9 of the DISCLOSURE SCHEDULE promptly from time to time after the date hereof, and up to and including the Closing Date, to disclose any additional Litigation then existing. None of the claims, actions, suits, proceedings or investigations listed in Section 4.9 of the DISCLOSURE SCHEDULE, if adversely determined, or the judgments, orders or decrees set forth in Section 4.9 of the DISCLOSURE SCHEDULE (or subsequently disclosed) would have a Material Adverse Effect or materially impair the ability of Dina or the Company to consummate the Transactions. There is no judgment, order, decree or other agreement in effect which would limit the ability of the Company or any Company Subsidiary to conduct its business in substantially the same manner as it is presently conducted.

              4.10   EMPLOYEE BENEFIT PLANS; ERISA.

                     (1) Section 4.10(a) of the DISCLOSURE SCHEDULE contains a true, correct and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or any Company Subsidiary or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company or any Company Subsidiary would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any employee or terminated employee of the Company, any Company Subsidiary or any ERISA Affiliate, whether formal or informal (individually a "Plan" and collectively the "Plans"). Section 4.10(a) of the DISCLOSURE SCHEDULE identifies each of the Plans that is an "employee benefit plan," as that term is defined in Section 3(3) of ERISA (such plans being hereinafter referred to individually as an "ERISA Plan" and collectively as the "ERISA Plans"). Neither the Company nor any Company Subsidiary nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan in a way that would affect any employee or terminated employee of the Company, any Company Subsidiary or any ERISA Affiliate, nor has any intention to do any of the foregoing been communicated to any employee or terminated employee of the Company, any Company Subsidiary or any ERISA Affiliate.

                     (2) With respect to each of the Plans, the Company has heretofore made available to the Investors true, correct and complete copies of each of the following documents: (i) a copy of the Plan (including all amendments thereto); (ii) a copy of the annual report, if required under ERISA or other applicable laws, with respect to each such Plan for the last two years;
(iii) a copy of the actuarial report, if required under ERISA or other applicable laws, with respect to each such Plan for the last two years; and (iv) the most recent determination letter received from the IRS or other taxing authority with respect to each Plan that is intended to be qualified under
Section 401 of the Code or other applicable Laws relating to Taxes.

                     (3) Except as set forth in Section 4.10(c) of the DISCLOSURE SCHEDULE, no ERISA Plan is subject to Title IV of ERISA. No liability under Title IV of ERISA has been incurred by the Company, any Company Subsidiary or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Company Subsidiary or any ERISA Affiliate of incurring a liability under Title IV of ERISA, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). The PBGC has not instituted any proceeding to terminate any ERISA Plan and, to the knowledge of the Company and Dina, no condition exists that presents a material risk that any such proceeding will be instituted.

                     (4) Except as set forth in Section 4.10(d) of the DISCLOSURE SCHEDULE, no ERISA Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, nor is any ERISA Plan a plan described in
Section 4063(a) of ERISA. If any ERISA Plan is a "multiemployer pension plan,"
(i) neither the Company, any Company Subsidiary nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full), (ii) no event has occurred that presents a material risk of a partial withdrawal, (iii) neither the Company, any Company subsidiary nor any ERISA Affiliate has any contingent liability under section 4204 of ERISA, and (iv) no circumstances exist that must present a material risk that any such plan will go into reorganization. If any ERISA Plan is a "multiemployer pension plan," the aggregate withdrawal liability of the Company, Company Subsidiaries and ERISA Affiliates, computed as if a complete withdrawal by the Company, Company Subsidiaries and ERISA Affiliates had occurred under each such Plan on the date hereof, would not be material to the Company.

                     (5) Each Plan has been operated and administered in accordance with its terms and applicable Law in all material respects, including, but not limited to, ERISA, the Code and other applicable Laws relating to Taxes.

                     (6) (i) Each ERISA Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code or other applicable Laws relating to Taxes is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code or other applicable Laws relating to Taxes; and (ii) each Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code or other applicable Laws relating to Taxes has so satisfied such requirements.

                     (7) No amounts payable under any of the Plans will fail to be deductible for federal or other income tax purposes by virtue of Section 280G of the Code or other applicable Laws relating to Taxes.

                     (8) Except as listed and described in Section 4.10(h) of the DISCLOSURE SCHEDULE, no Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company, any Company Subsidiary or any ERISA Affiliate beyond their retirement or other termination of service except as required by applicable law.

                     (9) Except as listed and described in Section 4.10(i) of the DISCLOSURE SCHEDULE, neither the performance by the Company or Dina of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) entitle any current or former director, officer or employee of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee.

                     (10) There are no pending, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

                     (11)   Notwithstanding the foregoing provisions of this
Section 4.10, Section 4.10(k) of the DISCLOSURE SCHEDULE lists each Plan maintained outside the United States (collectively, the "Foreign Plans"), and the Investors hereby acknowledge that the foregoing provisions of Section 4.10
(c), (d), (e), (f) and (g) do not apply to such Foreign Plans. With respect to each Foreign Plan, to the extent applicable: (i) such plan is, and has been, established, registered, qualified, administered and invested in compliance with all applicable Laws and labor agreements, and no events have occurred or conditions exist that could jeopardize such status; (ii) such plan is in material compliance and has been maintained in all material respects in accordance with its terms or rules and applicable Law or any applicable labor agreement, all documents that are required to be filed have been filed, and all tax approvals and clearances have been obtained; (iii) all required contributions have been made; all required premiums have been paid (each in a timely fashion in accordance with the terms of such plan and all applicable Laws and labor agreements); there are no going concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies respecting any such plan; no Taxes penalties or fees are owing under any such plan; (iv) no government audit or similar proceeding is pending nor have any governmental assessments been issued; and (v) no event has occurred that could reasonably be expected to cause any Governmental Entity (without the consent of the Company) to wind-up or terminate such plan, in whole or in part, or which could reasonably be expected to adversely affect the tax status thereof, and there are no outstanding defaults or violations under such plan by the Company nor does the Company have any knowledge of any default or violation by any other party to such plan.

              4.11   CONTRACTS.

                     (1) Section 4.11(a) of the DISCLOSURE SCHEDULE sets forth a true, correct and complete list of any and all agreements, arrangements, contracts, commitments and understandings, whether oral or written, to which the Company or any Company Subsidiary is a party or by which any of their respective assets is bound ("Company Contracts"), other than such

Company Contracts (I) as may be terminated at any time without penalty by any party thereto upon notice of thirty days or less or (II) as involve obligations of the Company or the Company Subsidiaries in any twelve-month period of $50,000 or less; PROVIDED, HOWEVER, that notwithstanding the foregoing, for purposes of this Section 4.11, only Company Contracts of the type described in Section 4.11(a)(ix) that provide for payments to or from the Company in excess of $5 million are required to be disclosed. The Company Contracts listed in Section 4.11(a) of the DISCLOSURE SCHEDULE are collectively referred to herein as the "Material Contracts." Notwithstanding the foregoing, each of the following Company Contracts is set forth on
Section 4.11(a) of the DISCLOSURE SCHEDULE:

                            (1) employment agreements, consulting agreements and severance agreements;

                            (2) collective bargaining agreements and other Company Contracts with any labor union;

                            (3)    covenants not to compete or restrictive
       covenants;

                            (4) Company Contracts relating to the acquisition by the Company or any of the Company Subsidiaries of any other business or Person, whether by merger, consolidation or other business combination or by the acquisition of the equity securities, or a material portion of the assets of, such business or Person;

                            (5) Company Contracts providing for the sale, transfer or other disposition of any equity securities of any of the Company Subsidiaries or any material assets of the Company or any of the Company Subsidiaries;

                            (6) Company Contracts under which the Company or any Company Subsidiary has borrowed or loaned money (to the extent outstanding or in existence at any time since December 31, 1998), or any mortgage, note, bond, indenture or other evidence of indebtedness or any guarantee of indebtedness, including any lease or receivable financing arrangements;

                            (7)    all Leases or other Company Contracts
       relating to any real property interests of the Company or any Company Subsidiary;

                            (8)    joint venture agreements, partnership
       agreements, stockholder agreements or similar agreements;

                            (9) all Company Contracts with customers or suppliers of the Company or any Company Subsidiary, in each case, with a term extending beyond December 31, 1999 which provide for aggregate payments in excess of $5 million;

                            (10) all Company Contracts with any Governmental Entity (other than those relating to the sale of parts or products in the ordinary course of business); and

                            (11) all Company Contracts with Affiliates or Associates of Dina, the Company or any Company Subsidiary.

                     (2) Neither the Company nor any Company Subsidiary or, to the knowledge of Dina or the Company, any other party thereto is in default under any Material Contract and, to the knowledge of Dina and the Company, no event has occurred which, with the passage of time or the giving of notice or both, would constitute such a default. Each Material Contract is in full force and effect. Except as set forth in Section 4.11(b) of the DISCLOSURE SCHEDULE, each Material Contract will remain in full force and effect (without imposition of any material restriction, adverse condition, limitation, cost or penalty to the Company or any Company Subsidiary), notwithstanding the consummation of the Transactions. None of the Material Contracts is the subject of any pending or, to the knowledge of the Company or Dina, threatened Litigation. The Company has provided the Investors with copies of all written Material Contracts.

              4.12   TAXES.

                     (1) The Company, each Company Subsidiary and each Transferred Subsidiary (collectively, the "Dina Subsidiaries") has (i) duly filed all Tax Returns required to be filed by it within the time and in the manner prescribed by Law, and (ii) paid on a timely basis all Taxes shown to be due on such Tax Returns. All of such Tax Returns are true, complete and correct in all material respects.

                     (2) Except as set forth in Section 4.12(b) of the DISCLOSURE SCHEDULE, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any Dina Subsidiary by any taxing authority with respect to liabilities for Taxes which have not been fully paid or finally settled.

                     (3) The Company and each Dina Subsidiary has established adequate reserves in accordance with GAAP for all Taxes not yet due and payable.

                     (4) Except as set forth in Section 4.12(d) of the DISCLOSURE SCHEDULE, no Tax Return of the Company or any Dina Subsidiary is currently under Audit by the IRS or any other Taxing authority and no notice of any such Audit has been received. There are no outstanding agreements or waivers extending the statute of limitations applicable to any taxable year or Tax Return of the Company or any Dina Subsidiary.

                     (5) Except as set forth in Section 4.12(e) of the Disclosure Schedule, there are no Liens for Taxes on any assets of the Company or any Dina Subsidiary (other than statutory liens for current Taxes not yet due).

                     (6) Except as set forth in Section 4.12(f) of the DISCLOSURE SCHEDULE, neither the Company nor any Dina Subsidiary is a party to any agreement providing for the allocation or apportionment of any liability for Taxes, payments of Taxes or Tax benefits or refunds.

              4.13   RELATED PARTY AGREEMENTS.

                     (1) Except as set forth in Section 4.13(a)(i) of the DISCLOSURE SCHEDULE, since August 4, 1994, no director, officer or employee of the Company or any Company Subsidiary, or any Affiliate or Associate of any such director, officer or employee (including all members of the Gomez Flores Family and all entities owned by such persons) is or has been a party to any agreement, arrangement, contract or other commitment to which the Company or any Company Subsidiary is or was a party or by which any of their respective assets or properties is or was bound ("Related Party Agreement"), or has or has had a material interest in any agreement, arrangement, contract or other commitment, asset or property (real or personal), tangible or intangible, owned by, used in or pertaining to the business of the Company or any Company Subsidiary. Except as set forth in Section 4.13(a)(ii) of the DISCLOSURE SCHEDULE, each of the Related Party Agreements (including all agreements between the Company or any Company Subsidiary, on the one hand, and Dina, on the other hand) will terminate at or prior to the Closing without any payment by or liability (including any liability for Taxes) to the Company or any Company Subsidiary.

                     (2) Except as set forth in Section 4.13(b) of the DISCLOSURE SCHEDULE, no Intellectual Property, proprietary technology or know-how of the Company or any Company Subsidiary has been sold, licensed or transferred or otherwise conveyed to Dina, any member of the Gomez Flores Family or any of their respective Affiliates.

              4.14   ENVIRONMENTAL MATTERS.

                     (1) Except as set forth in Section 4.14(a) of the DISCLOSURE SCHEDULE, (i) since August 4, 1994, the Company and each Company Subsidiary has been in compliance, and is presently in compliance, in all material respects, with all applicable Environmental Laws (which compliance includes the possession by each such Person of all material Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), and, to the knowledge of the Company and Dina after due inquiry, there are no circumstances that may prevent or interfere with such full compliance in the future; (ii) since August 4, 1994, neither the Company nor any Company Subsidiary has received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that any such Person is not in such compliance; and
(iii) all Permits and other governmental authorizations currently held by the Company and any Company Subsidiary pursuant to applicable Environmental Laws are in full force and effect and no appeal or any other proceeding is pending to revoke any such Permit or governmental authorization.

                     (2) Except as set forth in Section 4.14(b) of the DISCLOSURE SCHEDULE, there is no Environmental Claim pending or, to the knowledge of the Company and Dina, threatened against the Company, any Company Subsidiary or any Person whose liability for any Environmental Claim has been retained or assumed by the Company or any Company Subsidiary, whether by agreement or by operation of law.

                     (3) Except as set forth in Section 4.14(c) of the DISCLOSURE SCHEDULE: (i) neither the Company nor any Company Subsidiary has nor, to the knowledge of the Company and Dina, has any other Person, Released, placed, deposited, discharged, stored or buried, dumped or disposed of Hazardous Materials in, on, beneath, from or adjacent to any real property now or at any time owned, leased or operated by the Company or any Company Subsidiary or any of their respective predecessors in interest (as used in this Section 4.14, the "Real Property").

                     (4) Except as set forth in Section 4.14(d) of the DISCLOSURE SCHEDULE, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release, emission, discharge, presence or disposal of any Hazardous Materials that could form the basis of any claim against the Company or any Company Subsidiary, under any Environmental Law.

                     (5) Except as set forth in Section 4.14(e) of the DISCLOSURE SCHEDULE, all underground storage tanks owned, operated, or leased by the Company and which are subject to regulation under the United States Resource Conservation and Recovery Act (or equivalent state or local law regulating underground storage tanks) meet the technical standards prescribed at Title 40 C.F.R. Part 280 which became effective December 22, 1998 (or any applicable state or local law requirements which are more stringent than such technical standards or which become effective before such date).

                     (6) The Company has delivered or otherwise made available for inspection to the Investors true, correct and complete copies and results of any reports, studies, analyses, tests monitoring, or voluntary environmental audits possessed or initiated by the Company or any Company Subsidiary pertaining to Hazardous Materials in, on, beneath or adjacent to the Real Property or pertaining to compliance by any such Person with or liability under applicable Environmental Laws.

              4.15   REAL PROPERTY.

                     (1) Section 4.15(a) of the DISCLOSURE SCHEDULE sets forth a true, correct and complete list of all real property to which the Company or any Company Subsidiary has legal or equitable title (the "Owned Realty") or in which the Company or any Company Subsidiary has a valid and subsisting leasehold or other interest (the "Leased Realty"), and sets forth for each such Owned Realty and Leased Realty the title or interest held by the Company or any Company Subsidiary.

                     (2) The Company or one of the Company Subsidiaries has good, valid and marketable fee title to the Owned Realty, free and clear of any and all Liens (except (i) Permitted Liens, (ii) easements and encroachments of record, (iii) zoning, building and other similar restrictions, and (iv) unrecorded easements, covenants, rights of way or other restrictions, none of which unrecorded items, individually or in the aggregate, materially impair the use or materially detract from the value of the property to which they relate).

                     (3) The Company or one of the Company Subsidiaries possesses a valid and subsisting leasehold interest in the Leased Realty pursuant to the leases listed in Section 4.15(c) of the DISCLOSURE SCHEDULE (the "Leases"), free and clear of any and all Liens (except Permitted Liens, and easements and encroachments that do not, individually or in the aggregate, materially impair the use or materially detract from the value of the property to which they relate). Each Lease is valid and enforceable against each party thereto in accordance with its terms and there is not under any Lease any existing default by the Company or any Company Subsidiary or, to the knowledge of the Company or Dina, any other party thereto, or any condition, event or act which, with notice or lapse of time or both, would constitute such a default.

              4.16 PERSONAL PROPERTY. Except as set forth in Section 4.16 of the DISCLOSURE SCHEDULE, (a) the Company or one of the Company Subsidiaries has good and valid title to, or a valid and enforceable right to use, all personal property (whether tangible or intangible) reflected on the 1998 Balance Sheet and all personal property acquired by the Company or any Company Subsidiary since the date of the 1998 Balance Sheet (except such personal property as has been disposed of in the ordinary course of business since such date), in each case, free and clear of any and all Liens except Permitted Liens.

              4.17 LABOR MATTERS. Except as set forth in Section 4.11 or 4.17 of the DISCLOSURE SCHEDULE, (a) neither the Company nor any Company Subsidiary is a party to (i) any collective bargaining agreement or similar agreement with any labor organization or employee association, (ii) any other written contract concerning employment, or (iii) any binding oral contract concerning employment;
(b) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of Dina or the Company, no such grievance or proceeding is threatened; (c) since August 4, 1994, there has not been, nor is there pending or, to the knowledge of Dina or the Company, threatened (i) any material labor dispute between the Company or any Company Subsidiary and any labor organization, or any strike, slowdown, work stoppage or other similar organized disruptive labor activity involving any employee of, or affecting the Company or any Company Subsidiary or (ii) any union organizing or election activity involving any employee of the Company or any Company Subsidiary; (d) neither the Company nor any Company Subsidiary is engaged in any unfair labor practice, and there is no unfair labor practice charge pending or, to the knowledge of the Company or Dina, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Entity; and (e) neither the Company nor any Company Subsidiary has received notice of the intent of any Governmental Entity responsible for the enforcement of any federal, state, local or foreign laws regarding labor, employment and employment practices, conditions of employment, occupational safety and health and wages and hours, including any bargaining or other obligations under the National Labor Relations Act or the Federal Labor Law of Mexico (collectively, "Labor Laws"), to conduct an investigation with respect to or relating to the Company or any Company Subsidiary and no such investigation is in progress.

              4.18   INSURANCE POLICIES.

                     (1) The properties, assets, directors, officers, employees, business and operations of the Company and each Company Subsidiary are insured by policies against such risks, casualties and contingencies and of such types and amounts as are customary for the size and scope of their respective businesses as now being conducted; all such policies are in full force and effect and all premiums due and payable for such policies have been or are being timely paid; and all such policies (or extensions, renewals or replacements thereof on comparable terms) in such amounts will continue to be outstanding and in full force and effect without interruption following consummation of the Transactions.

                     (2) In the event that the Company self insures against any risk, casualty or contingency set forth in paragraph (a) above, the Financial Statements contain adequate reserves for such risk, casualty or contingency in light of the size and scope of the business as it is now being conducted.

              4.19 INTELLECTUAL PROPERTY. The Company or the Company Subsidiaries own or have a valid and enforceable right to use all copyrights, trade names, trademarks, service marks, trade secrets, designs, licenses, patents and other intellectual property rights (including pending applications for any of the foregoing) (collectively referred to herein as "Intellectual Property") used in or necessary to the conduct by the Company and the Company Subsidiaries of their respective businesses as now being conducted. Section 4.19(a) of the DISCLOSURE SCHEDULE sets forth a true, correct and complete list of the copyrights, trade names, trademarks, service marks, licenses (to and by the Company or any Company Subsidiary) and patents included among the Intellectual Property. There is no claim presently pending nor, since August 4, 1994, has there been any claim made or, to Dina's or the Company's knowledge, threatened, that (a) the operations of the Company or any Company Subsidiary infringe upon or conflict with the rights of any other person in respect of any Intellectual Property, or (b) any of such Intellectual Property is invalid or unenforceable. Except as set forth in Section 4.19(b) of the DISCLOSURE SCHEDULE, to the knowledge of Dina and the Company, no other Person is infringing upon any rights of the Company or the Company Subsidiaries in any Intellectual Property.

              4.20   YEAR 2000.

                     (1) As of the date of this Agreement and except as set forth in Section 4.20(a) of the DISCLOSURE SCHEDULE, all Date Data and Date-Sensitive Systems used by the Company and any Company Subsidiary are Year 2000 Compliant; and

                     (2) As used in this Agreement, (i) "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information; (ii) "Date-Sensitive System" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that uses or processes any Date Data and that is installed, in development or on order by the Company or any Company Subsidiary for their internal use or for the use of third parties, or which the Company or any Company Subsidiary sell, lease, license, assign or otherwise provide to any third party; and (iii) "Year 2000 Compliant" means
(A) with respect to Date Data, that such data is in proper format and accurate for all dates, including for those before, on and after December 31, 1999, and (B) with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for dates before, on and after December 31, 1999, without loss of any functionality or performance, including but not limited to calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware.

              4.21 CERTAIN BUSINESS PRACTICES. None of Dina, the Company nor any Company Subsidiary or any director, officer or, to the knowledge of Dina or the Company, employee of Dina, the Company or any Company Subsidiary has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expense relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns or violated any provisions of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

              4.22 TRANSFERRED SUBSIDIARIES. None of the Transferred Subsidiaries had any assets or liabilities, except for the assets and liabilities set forth in Section 4.22 of the DISCLOSURE SCHEDULE. The Subsidiary Sale will not result in any Tax or other liability being incurred by or imposed on the Company or any Company Subsidiary.

              4.23 SEC REPORTS. Since January 1, 1996, Dina and the Company have filed all reports, statements, prospectuses and other filings required to be filed by it with the Securities and Exchange Commission (the "SEC") under the rules and regulations of the SEC. As of their respective dates, such reports, statements, prospectuses and other filings (collectively, the "SEC Reports") filed with the SEC prior to the date of this Agreement (a) complied, and each SEC Report filed with the SEC on or after the date of this Agreement (collectively, the "Subsequent SEC Reports") will comply, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder and (b) did not, and each Subsequent SEC Report will not, at the time of filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Reports, the tender offer materials used in connection with the 2002 Discount Notes Tender Offer, the Senior Secured Notes Tender Offer, or the Offering Memorandum used in connection with the Private Placement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any reports, statements, prospectuses or other filings with the SEC.

              4.24 SOLVENCY MATTERS. At the Closing Date and after giving effect to any changes in Dina's assets and liabilities as a result of the Transactions, (i) the fair value of Dina's assets will exceed Dina's stated liabilities (including matured, unmatured, liquidated, unliquidated, absolute, fixed and identified contingent liabilities); (ii) the present fair saleable value of

Dina's assets will be greater than the amount that would be required to pay Dina's probable liability on its existing debts as such debts become absolute and matured; (iii) Dina will be able to pay its debts as they mature following the consummation of the Transactions; and (iv) the capital remaining in Dina after the consummation of the Transactions will not be unreasonably small for the conduct of the business in which Dina is engaged.

              4.25 BROKERS. Except (a) for the fees payable to CIBC and (b) as set forth in Section 4.25 of the DISCLOSURE SCHEDULE, no broker, finder or investment banker, including any director, officer, employee, Affiliate or Associate of the Company or any Company Subsidiary, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

              4.26   EXPENSES. Set forth in Section 4.26 of the DISCLOSURE
SCHEDULE is a true, correct and complete list of all Expenses paid or to be paid by the Company in connection with the Transactions pursuant to Section 9.3 hereof.

              4.27 FULL DISCLOSURE. Neither Dina nor the Company has failed to disclose to the Investors any facts material to the business, results of operations, assets, liabilities, financial condition or prospects of the Company or the Company Subsidiaries. To the knowledge of Dina and the Company, no representation or warranty by Dina or the Company contained in this Agreement and no statement contained in any document (including financial statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by Dina or the Company to the Investors or any of their representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

              Each of the Investors hereby severally represents and warrants to the Company and Dina that:

              5.1 ORGANIZATION. Such Investor is duly organized, validly existing and in good standing under the laws of the state of its organization, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

              5.2 AUTHORITY; ENFORCEABILITY. Such Investor has all requisite power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Investor of this

Agreement and each of the Ancillary Agreements to which such Investor is a party and the performance by such Investor of this Agreement and each of the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by such Investor and no other proceeding on the part of such Investor is necessary to authorize this Agreement or any of the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by such Investor and each of the Ancillary Agreements to which such Investor is a party will be duly executed and delivered by it. This Agreement constitutes, and each of the Ancillary Agreements to which each Investor is a party, when duly executed and delivered by such Investor, will constitute, the valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms.

              5.3    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                     (1) The execution and delivery of this Agreement by such Investor does not, and the execution and delivery by such Investor of any of the Ancillary Agreements to which such Investor is a party will not, and the performance by each Investor of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the organizational documents of such Investor, (ii) conflict with or violate any Laws applicable to such Investor or by or to which any of its properties or assets is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of such Investor, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Investor is a party or by which it or any of its properties or assets is bound or subject.

                     (2) The execution and delivery of this Agreement by such Investor does not, and the execution and delivery by such Investor of any of the Ancillary Agreements to which it is a party will not, and the performance by such Investor of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby will not, require such Investor to obtain any Consent of any Governmental Entity or third party except for applicable requirements of the HSR Act, and under any applicable foreign laws regulating competition.

              5.4 AVAILABILITY OF FUNDS. At the Closing, such Investor will have sufficient funds to consummate its portion of the Investment.

              5.5 ACQUISITION OF THE SHARES FOR INVESTMENT. Such Investor is acquiring the Shares for investment purposes only and not with any present intention of distributing or selling the Shares in violation of federal or state securities laws. Such Investor shall not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of the Shares in violation of any federal or state securities laws.

              5.6 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Investor.


ARTICLE 6

                                    COVENANTS

              6.1 AFFIRMATIVE COVENANTS. Dina hereby covenants and agrees that, prior to the Closing, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Investors, the Company and each of the Company Subsidiaries will:

                     (1) operate its business only in the usual and ordinary course, consistent with past practice;

                     (2) preserve intact its business organizations, maintain its rights and franchises, retain the services of its respective officers and key employees and maintain its relationships and goodwill with its respective customers and suppliers and others with which it has business relationships;

                     (3) maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain inventories in quantities consistent with its customary business practice;

                     (4) expend such funds, including making capital expenditures in accordance with the annual budget of the Company and the Company Subsidiaries, as may be necessary or desirable to operate the business of the Company and the Company Subsidiaries in the ordinary course, consistent with past practice; and

                     (5) keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that maintained on the date hereof.

              6.2 NEGATIVE COVENANTS OF THE COMPANY. Dina hereby covenants that, except as expressly contemplated by this Agreement or consented to in writing by the Investors, from the date of this Agreement until the Closing, neither the Company nor any Company Subsidiary will do any of the following:

                     (1) (i) increase the compensation payable to or to become payable to any of its directors, officers or employees (other than pursuant to employment agreements or in the ordinary course of business consistent with past practice); (ii) grant any severance or termination pay to (other than pursuant to its normal severance policy as in effect on the date of this Agreement), or enter into any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt, enter into or amend any Plan, except as may be required by applicable Law; or (iv) lend, pay or contribute any funds to any of its directors, officers, employees, Affiliates or Associates (other than compensation payable in the ordinary course of business consistent with past practice);

                     (2) except for the Repurchase, (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

                     (3) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of its capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares;

                     (4) except for the Charter Amendments, propose or adopt any amendments to its certificate or articles of incorporation or as to its by-laws, or any similar charter or organizational documents;

                     (5) except for the Subsidiary Sale and the Financing, sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets (other than in the ordinary course of business consistent with past practice);

                     (6) release any third party from its obligations under any existing confidentiality agreements;

                     (7) (i) change any of its methods of accounting in effect at December 31, 1998, or (ii) make or rescind any express or deemed election relating to Taxes, (iii) settle or compromise any Tax related Litigation, Audit or controversy, or (iv) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 1998, except as may be required by law or changes in GAAP;

                     (8) except for the Financing, incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument (other than in the ordinary course of business);

                     (9) enter into any Company Contract for a term in excess of one year and providing for aggregate payments to or from the Company in excess of $5 million; or

                     (10) agree in writing or otherwise to do any of the foregoing.

              6.3 OTHER COVENANTS. Dina hereby covenants and agrees that, at the Closing, (a) the Company shall have Working Capital (as defined in Section
6.3 of the DISCLOSURE SCHEDULE), before giving effect to the Transactions, equal to at least $283 million, which Working Capital shall be calculated in accordance with Section 6.3 of the DISCLOSURE SCHEDULE, and (b) Autobuses, after giving effect to the Transactions, shall have a net worth, calculated in accordance with GAAP, equal to at least $1 million.

              6.4 ACCESS AND INFORMATION. Dina shall and shall cause the Company and each Company Subsidiary to, provide to the Investors and their partners, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Investor Representatives") (a) access at reasonable times to the officers, employees, agents, properties, offices and other facilities of the Company and each Company Subsidiary and to the books and records thereof and furnish promptly to the Investors and the Investor Representatives such information concerning the business, properties, contracts, records and personnel of the Company and each Company Subsidiary (including financial, marketing, operating and other data and information) as may be requested, from time to time, by the Investors and (b) such cooperation as the Investors shall reasonably request in completing its due diligence investigation.

              6.5 EXCLUSIVITY. From the date of this Agreement until the earlier of the Closing Date and the date upon which this Agreement is terminated pursuant to Section 9.1, Dina shall not, nor shall Dina permit the Company or any of the Company Subsidiaries or any of their respective directors, officers, representatives, Affiliates or Associates to, (a) initiate contact, solicit, encourage or disclose, directly or indirectly, any information concerning the Company's or any Company Subsidiary's business or properties to, (b) afford any access to the Company's or any Company Subsidiary's personnel, offices, facilities, properties, books and records to, or (c) enter into any discussions or negotiations or agreements with, any person or entity in connection with any possible proposal for the acquisition of all or any substantial portion of the stock, assets or business of the Company or any Company Subsidiary.

              6.6 SUPPLEMENTAL DISCLOSURE. Dina shall and shall cause the Company from time to time prior to the Closing to supplement or amend the DISCLOSURE SCHEDULE with respect to (a) any matter that existed as of the date of this Agreement and should have been set forth or described in the DISCLOSURE SCHEDULE and (b) any matter hereafter arising which, if existing as of the date of this Agreement, would have been required to be set forth or described in the DISCLOSURE SCHEDULE; PROVIDED, HOWEVER, that no such supplement or amendment shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement and; PROVIDED, FURTHER, that following the Closing, any such supplement or amendment pursuant to clause (b) above shall have been deemed to have been made as of the date hereof.


ARTICLE 7

                              ADDITIONAL AGREEMENTS

              7.1 APPROPRIATE ACTION; CONSENTS; FILINGS. Dina and the Investors shall, and Dina shall cause each of the Company and the Company Subsidiaries to, use its reasonable efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions, (b) obtain from any Governmental Entities or third parties any Consents required to be obtained or made by the Investors, Dina, the Company or any Company Subsidiary in connection with the authorization, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions and (c) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act and any other applicable Law; PROVIDED that Dina and the Investors shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filing and furnishing all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the Transactions.

              7.2 PUBLIC ANNOUNCEMENTS. Dina and the Investors shall not, and Dina shall cause the Company and each Company Subsidiary not to, issue any public report, statement or press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby, from the date hereof through the Closing, without the prior written consent of the other parties hereto, unless otherwise required by applicable Law, in which case such party shall advise the other parties hereto and discuss the contents before issuing any such report, statement or press release. Notwithstanding the foregoing, Dina acknowledges and agrees that the Investors are permitted to make a public announcement in connection with the execution of this Agreement.

              7.3    COVENANT NOT TO COMPETE; NO RAID.

                     (1) Dina acknowledges that the Investors and the Company would be irreparably damaged if the knowledge of Dina concerning the business and affairs, trade secrets or confidential information of the Company or the Company Subsidiaries were disclosed or utilized on behalf of any Person which is in, or contemplates entering into, competition in any respect, directly or indirectly, with the Company or the Company Subsidiaries. In furtherance of this
Section 7.3 and to secure the interests of the Investors hereunder, Dina hereby covenants and agrees that, from and after the Closing and until the third anniversary of the date that Dina's ownership of the Company, directly or indirectly, falls below 10%, without the prior written consent of the Investors, Dina shall not, directly or indirectly, (A) participate in the ownership, management, operation or control of, or be connected with or employed by, or act as a consultant for, or have any financial interest in or aid or knowingly assist any other Person in the conduct of, any business or entity which (1) engages in any aspect of the Business, (2) is contemplating engaging in such Business or (3) provides any services that compete with those services provided by the Company or the Company Subsidiaries, in the case of (1), (2) and (3), anywhere within the Territory or (B) hire any officer or other employee of the Company or any Company Subsidiary or solicit or direct anyone else to solicit any officer or other employee of the Company or any Company Subsidiary (1) to terminate his or her employment or other relationship with the Company or any Company Subsidiary; or (2) to seek or accept employment or other affiliation with any other entity (other than any solicitation directed at the public in general in publications available to the public in general).

                     (2) From and after the Closing Date, except as set forth in Section 7.3(b) of the DISCLOSURE SCHEDULE, neither Dina nor any Investor will use for its benefit or disclose to any person, any proprietary information of the Company or the Company Subsidiaries or proprietary information with respect to customers, suppliers, employees or financial affairs of the Company or the Company Subsidiaries, or any other confidential matter with respect to any aspect of the Business.

                     (3) Dina acknowledges and agrees that if it were to breach any provision of this Section 7.3, any remedy at law would be inadequate and that the Investors, in addition to seeking monetary damages in connection with any such breach, shall be entitled to specific performance, and injunctive and other equitable relief, without the necessity of posting any bond or other security, to prevent or restrain a breach of this Section 7.3 or to enforce the provisions hereof.

                     (4) The Company hereby covenants and agrees that from and after the Closing and until the date that Dina's ownership of the Company, directly or indirectly, falls below 10%, without the prior written consent of Dina, neither the Company nor any Investor shall, directly or indirectly, hire any officer or other employee of Dina or any of its subsidiaries or solicit or direct anyone else to solicit any officer or employee of Dina or any subsidiary of Dina (i) to terminate his employment or other relationship with Dina or any subsidiary of Dina or (ii) to seek or accept employment or other affiliation with any other entity (other than any solicitation directed at the public in general in publications available to the public in general).

                     (5) Dina, the Company and the Investors intend that the provisions of this Section 7.3 be enforced to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought. If any provision of this Section 7.3, or any part hereof, shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 7.3 shall be amended to revise the scope of such provision to make it enforceable, if possible, or to delete such provision or such part.

              7.4 INTERCOMPANY AGREEMENTS. At the Closing, Dina shall and shall cause the Company to enter into the intercompany agreements, substantially on the terms set forth in EXHIBIT F (the "Intercompany Agreements").

              7.5 LICENSE AGREEMENT. At the Closing, Dina shall and shall cause the Company to enter into a license agreement, substantially in the form attached hereto as EXHIBIT G (the "License Agreement"), providing for the grant by Dina to the Company of a perpetual, exclusive, royalty-free and worldwide right and license to use the name "Dina" in connection with the Business.

              7.6 EMPLOYMENT AGREEMENT. At the Closing, Dina shall cause TMO to enter into an employment agreement with Rafael Gomez Flores on terms reasonably satisfactory to TMO, the Investors and Mr. Gomez Flores.

              7.7 NAME CHANGES. At the Closing, Dina shall cause (a) MCII to file an amendment to its certificate of incorporation changing its name and (b) TMO to file an amendment to its certificate of incorporation changing its name to "Motor Coach Industries International, Inc."

              7.8 DIRECTORS' & OFFICERS' INSURANCE. From and after the Closing, the Company will maintain directors and officers liability insurance in such amounts as is reasonably determined by the Board.




ARTICLE 8

                               CLOSING CONDITIONS

              8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY UNDER THIS AGREEMENT. The respective obligations of each party to consummate the Transactions, including the Investment, shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by each party hereto:

                     (1) NO ORDER. No Governmental Entity, including any federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transactions contemplated hereby illegal or otherwise restrains consummation of the Transactions.

                     (2) HSR ACT. Any applicable waiting period under the HSR Act shall have expired or been terminated.


              8.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE INVESTORS. The obligations of the Investors to consummate the Transactions, including the Investment, are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by the Investors:

                     (1) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Dina contained in this Agreement that are not qualified as to materiality shall be true, correct and complete in all material respects on the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of a specific date, in which case, to such date), and each of the representations and warranties of Dina contained in this Agreement that are qualified as to materiality shall be true, correct and complete in all respects on the date hereof and as of the Closing Date, as though made on and as of the Closing
Date (except to the extent expressly made as of a specific date, in which case, to such date). The Investors shall have received a certificate of the Chief Executive Officer of Dina to such effect.

                     (2) AGREEMENTS AND COVENANTS. Dina shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Investors shall have received a certificate of the Chief Executive Officer of Dina to such effect.

                     (3) CONSENTS AND APPROVALS; PERMITS. All material Consents or waivers thereof, and Permits, required to consummate the Transactions, shall have been obtained from all Governmental Entities and third parties.

                     (4) CERTAIN CHANGES. There shall not have occurred since December 31, 1998, any change or event in the business, assets, results of operations, condition (financial or otherwise) or prospects of the Company or any Company Subsidiary, taken as a whole, which has had or could reasonably be expected to have a Material Adverse Effect.

                     (5) LEGAL OPINIONS. The Investors shall have received the opinions of counsel to Dina and the Company, reasonably satisfactory to the Investors, dated the Closing Date, addressed to the Investors, in form and substance to be mutually agreed upon by the parties.

                     (6) STOCKHOLDERS' AGREEMENT. The Company and Dina shall have executed and delivered to the Investors, the Stockholders' Agreement, which Stockholders' Agreement shall be in full force and effect, and the valid and binding obligation of each of Dina and the Company.

                     (7) FINANCING. (i) TMO shall have completed the Financing on terms reasonably acceptable to the Investors and the Credit Agreement shall be in full force and effect, and the valid and binding obligation of each party thereto; and (ii) the Company shall have received funds pursuant to the Financing in an amount sufficient to enable it to consummate the Transactions, including the Refinancing, and to pay all fees and expenses of the Company related to the Transactions.

                     (8) BOARD OF DIRECTORS. The Company shall have taken all actions necessary to expand the Board to seven directors. Messrs. Paul Levy, Jeffrey Lightcap, Frank Rodriguez and David Ying shall be elected to serve as directors. In addition, such individuals shall have been appointed to serve as directors on the Board of Directors of each Company Subsidiary, to the extent permitted by applicable law.

                     (9) DUE DILIGENCE. The satisfactory completion by the Investors and the Investor Representatives of a due diligence investigation of the Company and the Company Subsidiaries covering business, financial, accounting, legal, regulatory and other matters; the Investors agree to promptly notify Dina of any issues that come to its attention during such investigation that are likely to cause the Investors not to proceed with the Investment and the Investors further agree to notify Dina promptly upon its determination not to proceed with the Investment.

                     (10) REFINANCING. TMO shall have consummated the Refinancing on terms reasonably acceptable to the Investors.

                     (11) DINA REFINANCING. Dina shall have consummated the Dina Refinancing, including the repurchase and retirement of at least 90% of the outstanding 2002 Discount Notes pursuant to the 2002 Discount Notes Tender Offer and shall have called for redemption and deposited in escrow sufficient funds to redeem all of the 2002 Discount Notes remaining outstanding.

                     (12) CHARTER AMENDMENT. The Company shall have filed the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

                     (13) INTERCOMPANY AGREEMENTS. The Company and Dina shall have executed and delivered to the Investors, the Intercompany Agreements, which Intercompany Agreements shall be in full force and effect and the valid and binding obligation of each of Dina and the Company.

                     (14) AGREEMENT OF THE GOMEZ FLORES FAMILY. The members of the Gomez Flores Family shall have delivered to the Investors an agreement providing for, among other things, (i) their agreement to cooperate with JLL in connection with any proposed sale or dissolution of MCII Financial Services Inc. ("MCII Finance"), including an agreement to sell all shares of capital stock of MCII Finance owned by the Gomez Flores Family to a third party as determined by JLL and the Gomez Flores Family or to vote all of their shares of MCII Finance in favor of a dissolution thereof as determined by JLL and the Gomez Flores Family, (ii) a noncompetition agreement on substantially the terms set forth in
Section 7.3 and (iii) their agreement to act in the best interests of the Company, including with respect to the Mexican operations of the Company and all shared service arrangements.

                     (a) Except as set forth in Section 4.8(b) of the DISCLOSURE SCHEDULE, since the date of the 1998 Balance Sheet, the Company has not declared or paid any dividend on, or made any other distribution in respect of, outstanding shares of capital stock, except for the declaration and payment of any dividends by a wholly owned Company Subsidiary to the Company or to another wholly owned Company Subsidiary;

              8.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF DINA. The obligations of Dina to consummate the Transactions are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law, by Dina:

                     (1) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Investors contained in this Agreement that are not qualified as to materiality shall be true, correct and complete in all material respects on the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of a specific date, in which case, to such date), and each of the representations and warranties of the Investors contained in this Agreement that are qualified as to materiality shall be true, correct and complete in all respects on the date hereof and as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of a specific date, in which case, to such date). Dina shall have received a certificate of (i) a general partner of JLL and (ii) an authorized signatory of each of CIBC Argosy and CMF to such effect.

                     (2) AGREEMENTS AND COVENANTS. The Investors shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by the Investors on or prior to the Closing Date. Dina shall have received a certificate of (i) a general partner of JLL and (ii) an authorized signatory of each of CIBC Argosy and CMF to such effect.

                     (3) FINANCING. TMO shall have completed the Financing and shall have received funds under the Credit Agreement in an amount sufficient to enable it to consummate the Transactions.

                     (4) REFINANCING. TMO shall have consummated the Refinancing.

                     (5) DINA REFINANCING. Dina shall have consummated the Dina Refinancing, including the repurchase and retirement of at least 90% of the outstanding 2002 Discount Notes pursuant to the 2002 Discount Notes Tender Offer and shall have called for redemption and deposited in escrow sufficient funds to redeem all of the 2002 Discount Notes remaining outstanding.

                     (6) STOCKHOLDERS' AGREEMENT. Each Investor shall have executed and delivered to Dina and the Company the Stockholders' Agreement, which Stockholders' Agreement shall be in full force and effect, and the valid and binding obligation of each Investor. (1)


ARTICLE 9

                                   TERMINATION

              9.1 TERMINATION. This Agreement may be terminated by giving written notice at any time prior to the Closing as follows:

                     (1)    by mutual consent of the Investors and Dina;

                     (2) by either the Investors or Dina, if there shall be any order which is final and nonappealable preventing the consummation of the Transactions;

                     (3) by the Investors or Dina, at any time after July 15, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement under this
Section 9.1(c) shall not be available to (i) Dina, if Dina has breached any of its respective representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date or (ii) the Investors, if the Investors have breached any of their representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date;

                     (4) by the Investors, if Dina shall have breached or violated in any material respect any of its representations, warranties or covenants set forth in this Agreement, and such breach or violation shall not have been cured within thirty (30) days after written notice thereof has been given by the Investors to the party alleged to be in breach; or

                     (5) by Dina, if the Investors shall have breached or violated in any material respect any of their representations, warranties or covenants set forth in this Agreement, and such breach or violation shall not have been cured within thirty (30) days after notice thereof has been given by Dina to the Investors.

             The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

              9.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void, there shall be no liability on the part of the Investors or Dina any of their respective partners, officers, directors, Subsidiaries, Affiliates or Associates to any other party and all rights and the obligations of any party hereto shall cease, except that nothing herein shall relieve any party hereto from liability for any wilful breach of this Agreement. Notwithstanding anything to the contrary contained herein, the obligations provided in Sections 6.4 and
9.3 and in the Confidentiality Agreement shall survive any termination of this Agreement.

              9.3 FEES, EXPENSES AND OTHER PAYMENTS. All Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses; PROVIDED, HOWEVER, that, in the event that the Transactions are consummated, Dina shall cause the Company to pay all of the Expenses (including all Taxes related to the Transactions) of all parties hereto.


ARTICLE 10

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

              10.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of this Article X and shall terminate upon the second anniversary of the Closing Date, except that the representations and warranties set forth in (a) Section 4.12 hereof shall survive the Closing and shall terminate on the first anniversary following the expiration of all applicable statute of limitations (including any extensions thereof) and (b) Section 4.14 hereof shall survive the Closing and shall terminate on the third anniversary of the Closing Date.

              10.2 DINA'S AGREEMENT TO INDEMNIFY. Upon the terms and subject to the conditions of this Article X, Dina agrees to indemnify, defend and hold harmless the Investors, the Company and the Company Subsidiaries and their respective directors, officers, partners, employees, agents, representatives, Affiliates and Associates (collectively, the "Investor Group"), at any time after consummation of the Closing, subject to the provisions of Section 10.3, from and against all demands, claims, actions or causes of action, assessments, losses, damages, Taxes, liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any member of the Investor Group, directly or indirectly, (a) by reason of or resulting from a breach of any representation or warranty of Dina contained in or made pursuant to this Agreement (without regard to any materiality qualification contained in any representation or warranty) or any facts or circumstances constituting such a breach, (b) by reason of or resulting from a breach of any covenant or agreement of Dina contained in or made pursuant to the Agreement, (c) relating to or arising out of the Transactions or any action taken by Dina arising out of the Transactions or relating thereto (including the restructuring of Systemas y Services G), (d) relating to product liability incurred by the Company prior to the Closing Date, whether or not disclosed to the Investors, (e) relating to any and all litigation (including litigation arising out of the Transactions or Dina's actions in connection therewith) incurred by the Company prior to the Closing Date, whether or not disclosed to the Investors, (f) relating to any material obligation or liability involving the Company and based upon acts or omissions occurring prior to the Closing Date, and not set forth in the DISCLOSURE SCHEDULE, PROVIDED, HOWEVER, that liabilities incurred in the ordinary course of business consistent with past practice since the date of the 1998 Balance Sheet shall be excluded, (g) relating to the Transferred Subsidiaries and (h) relating to any Environmental Claim that is related in any way to the Company or any Company Subsidiary or any previous owner's or operator's management, use, control, ownership or operation of the Company or any Company Subsidiary or of any plant, facility, or real property, regardless of whether formerly or currently owned or leased by the Company or any Company Subsidiary, as well as all on-site and off-site activities involving Hazardous Materials, and that occurred, existed, arises out of conditions or circumstances that occurred or existed, or was caused, in whole or in part, on or before the Closing Date, whether or not such matter is described in the Disclosure Schedule (collectively, "Investor Claims").

                     Notwithstanding the foregoing, Damages shall not include any amounts expended by the Company or any Company Subsidiary to satisfy any insurance deductible or self-insured retention in the nature of a deductible relating to the matter for which Damages are claimed and, to the extent applicable, Damages shall be determined after giving effect to any amount reserved with respect to such matter on the 1998 Balance Sheet. For purposes of this Article X, Damages shall be determined after giving effect to (i) all insurance proceeds received by the Company with respect to such Claim and (ii) all Tax deductions and credits actually realized by the time of the computation of the indemnity amount pursuant to this Article X and resulting directly from
(a) the event giving rise to the indemnity under this Article X or (b) the incurrence of any Tax liability indemnified under this Article X. Further, Damages, for purposes of this Section 10.2, shall exclude any indemnity for Taxes; it being understood that all indemnity for Taxes shall be governed exclusively by Section 10.4 hereof.

              10.3   DINA'S LIMITATION OF LIABILITY.

                     (1) The liability of Dina to indemnify the Investor Group for a breach of any representation or warranty pursuant to Section 10.2(a) shall be limited to Investor Claims as to which the Investor Group has given Dina written notice thereof on or prior to the date upon which such representation or warranty terminates, as set forth in Section 10.1, without regard to whether any Damages have actually been sustained. No Investor Claim or series of related Investor Claims for Damages for less than $50,000 shall be brought by the Investor Group (each, a "De Minimis Claim"). The provisions for indemnity contained in Section 10.2(a) hereof shall be effective only after the aggregate amount of all Investor Claims pursuant to Section 10.2(a) for which Dina is liable (excluding De Minimis Claims) exceeds $5.0 million (without regard to any materiality qualification contained in any representation or warranty), and then only to the extent of such excess.

                     (2) As directed by the Investor Group, Dina shall promptly pay the amount of indemnification obligations set forth in Section 10.2 to the person or entity that incurs the Damage.

                     (3) The liability of Dina for all Investor Claims pursuant to Section 10.2 shall not exceed an aggregate of $50 million, less all amounts paid with respect to Investor Group Tax Claims made pursuant to Section 10.4.

              10.4   DINA'S AGREEMENT TO INDEMNIFY FOR TAXES.

                     (1) Subject to Sections 10.6 and 10.7, Dina and the Transferred Subsidiaries agree to indemnify, defend and hold harmless the Investor Group, the Company and the Company Subsidiaries at any time after the consummation of the Closing from and against all Damages asserted against, resulting to, imposed on, sustained, incurred or suffered by, or asserted against any member of the Investor Group, the Company or any of the Company Subsidiaries, directly or indirectly, by reason of or resulting from any and all Taxes of Dina, any affiliate of Dina, the Transferred Subsidiaries, the Company and the Company Subsidiaries with respect to or pursuant to (i) the Transactions, (ii) the breach of any representation or warranty contained in
Section 4.12 hereof and (iii) except to the extent such Tax is expressly set forth in Schedule 10.4(a)(ii) as set forth below, (a) all taxable periods ending on or before the Closing

Date (such periods referred to as "Pre-Closing Periods"); (b) any taxable period beginning before the Closing Date and ending after the Closing Date (such periods referred to as "Straddle Periods"), but only with respect to the portion of such Straddle Period ending on the Closing Date as determined in the manner provided in Sections 10.4(b) and 10.4(c) hereof (such portion, a "Pre-Closing Straddle Period"); (c) Treasury Regulation Section 1.1502-6 (or any comparable provision under state, local or foreign law or regulation imposing several liability upon members of a consolidated, combined, affiliated, unitary or similar group) for any Pre-Closing Period or Pre-Closing Straddle Period (collectively, "Investor Group Tax Claims" and, together with the Investor Claims, the "Claims"). No later than ten (10) days prior to the Closing Date, Dina shall prepare, or cause to be prepared,
Schedule 10.4(a)(ii), which shall set forth by type of Tax specific entries for Taxes incurred (or accrued in accordance with GAAP) in the ordinary course of business by the Company and the Company Subsidiaries consistent with past practice since the date of the 1998 Balance Sheet up to the Closing Date; upon completion, Dina shall submit such Schedule to the Investor Group for the Investor Group's review and approval, which shall not be unreasonably withheld.

                     (2) In the case of any Straddle Period, except as provided in Section 10.4(c) below, the liability for Taxes of the Company and the Company Subsidiaries for the Pre-Closing Straddle Period shall be computed on a "closing of the books" method, as if such taxable period ended on and included the Closing Date; PROVIDED, HOWEVER, that items determined based on time, such as depreciation, shall be deemed to be the amount of the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the Straddle Period.

                     (3) In the case of any real property, personal property and intangible property Taxes for a Straddle Period, the liability for Taxes of the Company and the Company Subsidiaries for the Pre-Closing Straddle Period shall be deemed to be the amount of such Taxes for the Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the Straddle Period.

                     (4) As directed by the Investor Group, Dina shall promptly pay the amount of indemnification obligations set forth in Section 10.4(a), (b) and (c) to the person or entity that the Investor Group directs Dina to pay in writing.

                     (5)    To the extent applicable, Damages pursuant to this
Section 10.4 shall be determined after reduction for any amount reserved with respect to the matter for which Damages are claimed on the 1998 Balance Sheet.

                     (6) The liability of Dina for all Investor Group Tax Claims shall not exceed an aggregate of $70 million less all amounts paid with respect to Investor Claims made pursuant to Section 10.2.

              10.5   CONDITIONS OF INDEMNIFICATION.

                     (1) In the event any member of the Investor Group has a reasonable good faith basis for asserting a Claim for Damages, such party shall give prompt written notice to the other parties hereto, briefly setting forth the basis of the Claim and the amount thereof (or, if not then determinable, a reasonable good faith estimate of the amount thereof) in reasonable detail.

                     (2) The obligations and liabilities of Dina with respect to Claims made by third parties shall be subject to the following terms and conditions:

                            (1) The indemnified party will give Dina prompt notice of any such Claim as set forth in subsection (a) above, and Dina shall have the right to undertake the defense thereof by representatives chosen by it;

                            (2) If Dina, within a reasonable time after notice of any such Claim, fails to defend the indemnified party against which such Claim has been asserted, the indemnified party shall (upon further notice to Dina) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of Dina subject to the right of Dina to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof;

                            (3) If, in the opinion of the indemnified party's legal counsel (which shall be reasonably acceptable to Dina), a conflict of interest with respect to any Claim exists between the indemnified party against which a Claim has been asserted and Dina, then such indemnified party shall have the right to retain its own counsel with respect to such Claim; PROVIDED that the reasonable fees and expenses of such counsel shall be at the expense of Dina; and

                            (4) Anything in this Article X to the contrary notwithstanding, (A) if there is a reasonable probability that a Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim; PROVIDED, HOWEVER, that if such Claim is settled without Dina's consent, the indemnified party shall be deemed to have waived all rights hereunder against Dina for money damages arising out of such Claim, and (B) Dina shall not, without the written consent of the indemnified party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect to such Claim.

              10.6 TRANSFER OF COMMON STOCK AS SATISFACTION OF INDEMNIFICATION OBLIGATIONS.

                     (1) In the event that Dina is unable to pay in cash the amount of any Damages for which it is liable pursuant to this Article X, Dina and the Investors shall cause the Company to issue to the Investors, in proportion to the Investors' ownership interests in the Company (immediately after the Closing), that number of shares of Common Stock having a value equal to 61% of the amount of the Damages payable by Dina (or the Transferred Subsidiaries), rounded to the nearest whole share. Dina shall be deemed to have remitted the same number of shares of Common Stock to the Company for cancellation and the Company shall cancel such number of shares contemporaneously therewith. The value of each share of Common Stock to be transferred pursuant to this Section 10.6 shall be equal to the then fair market value of the Common Stock as agreed by the Investors and Dina or, if not so agreed, by a third party valuation firm selected by JLL and reasonably acceptable to Dina. In the event that Dina's indemnification obligations are satisfied pursuant to this Section 10.6, the limitations on Dina's liability set forth in Sections 10.3(c) and 10.4(f) hereof shall be determined with reference to the then fair market value of the shares of Common Stock actually transferred pursuant hereto. Shares of Common Stock issued to CIBC Argosy or CMF shall be Non-Voting Common Stock to the extent necessary to comply with Section 2.1(b) hereof.

                     (2) Notwithstanding the foregoing, and subject to the terms of the Company's then outstanding agreements, in the event that Dina is unable to pay in cash the amount of any Damages for which it is liable pursuant to this Article X, Dina shall be permitted to satisfy up to $10 million of such obligation by delivery of a promissory note to the Company (the "Promissory Note"). The Promissory Note shall have a principal amount equal to the indemnity obligation to be satisfied (but in no event more than $10 million), mature upon the sale or transfer of more than 50% of the voting power of the then outstanding Common Stock to any person or entity other than the Investors and shall bear interest at the rate of 10% per annum and shall be prepayable at any time without penalty. Interest on the Promissory Note shall be payable, in cash or in-kind, semi-annually in arrears. The Promissory Note shall be secured by a pledge to the Company of a number of shares of Common Stock owned by Dina equal to the principal amount of the Promissory Note (the "Pledged Shares"). The value of each share of Common Stock to be pledged shall be equal to the fair market value of the Common Stock as of the issuance of such Promissory Note as agreed by the Investors and Dina or, if not so agreed, by a third party valuation firm selected by JLL and reasonably acceptable to Dina. In the event of a default under the Promissory Note, the Company shall be entitled to retain all of the Pledged Shares.

              10.7 ADJUSTMENT TO INVESTMENT CONSIDERATION. Any payments by Dina pursuant to this Article X shall be deemed an adjustment to the Investment Consideration paid by the Investors, and not as income subject to Tax.


ARTICLE 11

                               GENERAL PROVISIONS

              11.1 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, on the third business day after being mailed by registered or certified mail (postage prepaid, return receipt requested) or on the next business day after being sent by reputable overnight courier (delivery prepaid), in each case, to the parties at the following addresses, or on the date sent and confirmed by electronic transmission to the telecopier number specified below (or at such other address or telecopier number for a party as shall be specified by notice given in accordance with this Section):

                     (1)    If to JLL:

                                   Joseph Littlejohn & Levy Fund III L.P.
                                   c/o Joseph Littlejohn & Levy
                                   450 Lexington Avenue
                                   New York, New York  10017
                                   Attention:  Mr. Jeffrey C. Lightcap
                                   Facsimile:  (212) 286-8626

                            with a copy to:

                                   Skadden, Arps, Slate, Meagher & Flom LLP
                                   One Rodney Square
                                   Wilmington, Delaware 19801
                                   Attention:  Robert B. Pincus, Esq.
                                   Facsimile: (302) 651-3001

                     (2)    if to CIBC Argosy or CMF:

                                  c/o CIBC World Markets Corp.
                                  425 Lexington Avenue; 3rd Floor
                                  New York, New York 10017
                                  Attention: Mr. Jay Levine
                                  Facsimile: (212) 885-4998

                            with a copy to:

                                  Cahill Gordon & Reindel
                                  80 Pine Street
                                  New York, New York 10005
                                  Attention: Roger Meltzer, Esq.
                                  Facsimile: (212) 269-5420

                     (3)    If to Dina:

                                  Consorcio G Grupo Dina, S.A. de C.V.

                                  Tlacoquemecatl No. 41
                                  Colonia Del Valle
                                  03100, Mexico D.F., Mexico
                                  Attention:  Mr. Rafael Gomez Flores
                                  Facsimile:  011-(525)-420-3977

                            with copies to:

                                  Winston & Strawn
                                  35 West Wacker Drive
                                  Chicago, Illinois 60601
                                  Attention:  M. Finley Maxson, Esq.
                                  Facsimile: (312) 558-5700

                            and

                                  MCII Holdings (USA), Inc.
                                  c/o Motor Coach Industries International, Inc. 10 E. Golf Road
                                  Des Plaines, Illinois 60016
                                  Attention: Timothy J. Nalepka, Esq.
                                  Facsimile: (847) 299-6773

              11.2 AMENDMENT. This Agreement may be amended by the parties hereto at any time; PROVIDED, HOWEVER, that this Agreement may not be amended except by a written instrument signed by all parties hereto.

              11.3 WAIVER. At any time prior to the Closing, the Investors, on the one hand, and Dina, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the party or parties to be bound thereby.

              11.4 HEADINGS. The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

              11.5 SEVERABILITY. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions contemplated hereby are consummated to the fullest extent possible.

              11.6 ENTIRE AGREEMENT. This Agreement (together with the Exhibits attached hereto and the DISCLOSURE Schedule) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, between or among the parties, or any of them, with respect to the subject matter hereof.

              11.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that notwithstanding the foregoing, JLL may, without such prior written consent, assign a portion of the Investment to one or more third parties or entities reasonably acceptable to Dina, provided that no such assignment shall relieve JLL from any of its obligations hereunder.

              11.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and permitted assigns, and no provision of this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

              11.9 FAILURE OR DELAY NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

              11.10 SPECIFIC PERFORMANCE. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the Investors, on the one hand, and Dina on the other hand, irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the Investors, on the one hand, and Dina, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at law or in equity.

              11.11 GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York, without regard to the principles of conflicts of law thereof. Each Investor and Dina hereby agree and consent to be subject to the jurisdiction of the United States District Court for the Southern District of New York and the jurisdiction of the courts of the State of New York located in the Borough of Manhattan in the City of New York (collectively, the "Courts") in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each Investor and Dina hereby irrevocably consent to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 11.1. Dina has appointed The Corporation Trust Company, 1209 S. Orange St., Wilmington, Delaware 19801, as its authorized agent (the "Dina Authorized Agent"), upon which process may be served in any suit, action or proceeding based on this Agreement which may be instituted in any Court, by any Investor, and Dina expressly accept the jurisdiction of any such Court in respect of any such suit, action or proceeding. Such appointment shall be irrevocable. Dina represents and warrants that the Dina Authorized Agent, has agreed to act as said agent for service of process, and Dina agrees to take any and all action, including the filing of any and all documents and instruments, which may be necessary to continue such appointment in full force and effect. Service of process upon the Dina Authorized Agent and written notice of such service to Dina shall be deemed, in every respect, effective service of process upon Dina.

              11.12 COUNTERPARTS. This Agreement may be executed in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

              11.13 INTERPRETATION. As used in this Agreement, (a) the term "including" means "including, without limitation" and "including, but not limited to," (b) the word "or" is not exclusive, unless the context otherwise requires and (c) the words "to the knowledge of the Company" or "to the Company's knowledge" means the actual knowledge, after due inquiry, of the officers of the Company or any Company Subsidiary. All references in this Agreement to "dollars" or "$" shall mean United States Dollars.



                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have caused this Investment Agreement to be executed as of the date first written above.


                                 JOSEPH LITTLEJOHN & LEVY FUND III L.P.

                                 By:      JLL ASSOCIATES III, LLC,
                                          its General Partner


                                 By:      ___________________________________
                                          Managing Member


                                 CIBC WG ARGOSY MERCHANT FUND 2, L.L.C.


                                 By:      ___________________________________
                                          Name:
                                          Title:


                                 CO-INVESTMENT MERCHANT FUND 3, LLC


                                 By:      ___________________________________
                                          Name:
                                          Title:


                                 CONSORCIO G GRUPO DINA, S.A. de C.V.


                                 By:      ____________________________________
                                          Name:
                                          Title:

                  IN WITNESS WHEREOF, the Company has caused this Investment Agreement to be executed as of this ___ day of June, 1999.

                                 MCII HOLDINGS (USA), INC.


                                 By:      ____________________________________
                                          Name:
                                          Title:

                                                                                                            SCHEDULE I


    Name of Investor         Shares of Voting      Shares of Nonvoting    Principal Amount of          Warrants
                               Common Stock           Common Stock        Company Senior Notes
JLL                              522,855.4                  -                 $42,857,000             122,448.45

CIBC Argosy                       43,200                35,230.14              6,428,500               18,367.12

CMF                                4,800                3,914.46                714,500                2,041.43
                                   -----                --------                -------                --------

                                 570,855.4              39,144.6              $50,000,000               142,857